                                                                   EXHIBIT 10.3
--------------------------------------------------------------------------------


                                                                  EXECUTION COPY
                           SOUTHERN FOODS GROUP, L.P.

                           MID-AMERICA DAIRYMEN, INC.



                                  $250,000,000

                                Credit Agreement

                               September 4, 1997




                            The Lenders Party Hereto




                            The Chase Manhattan Bank
                            as Administrative Agent

                             CHASE SECURITIES INC.
                                  AS ARRANGER


--------------------------------------------------------------------------------
  CHASE
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

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                                              ARTICLE I

                                              Definitions

SECTION 1.01.         Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
SECTION 1.02.         Classification of Loans and Borrowings  . . . . . . . . . . . . . . . .     27
SECTION 1.03.         Terms Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
SECTION 1.04.         Accounting Terms; GAAP  . . . . . . . . . . . . . . . . . . . . . . . .     28
SECTION 1.05.         Liability of General Partner  . . . . . . . . . . . . . . . . . . . . .     28


                                              ARTICLE II

                                              The Credits

SECTION 2.01.         Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
SECTION 2.02.         Loans and Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . .     29
SECTION 2.03.         Requests for Borrowings . . . . . . . . . . . . . . . . . . . . . . . .     29
SECTION 2.04.         Swingline Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
SECTION 2.05.         Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
SECTION 2.06.         Funding of Borrowings . . . . . . . . . . . . . . . . . . . . . . . . .     35
SECTION 2.07.         Interest Elections  . . . . . . . . . . . . . . . . . . . . . . . . . .     36
SECTION 2.08.         Termination and Reduction of Commitments  . . . . . . . . . . . . . . .     37
SECTION 2.09.         Repayment of Loans; Evidence of Debt  . . . . . . . . . . . . . . . . .     38
SECTION 2.10.         Amortization of Term Loans  . . . . . . . . . . . . . . . . . . . . . .     39
SECTION 2.11.         Prepayment of Loans . . . . . . . . . . . . . . . . . . . . . . . . . .     41
SECTION 2.12.         Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
SECTION 2.13.         Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
SECTION 2.14.         Alternate Rate of Interest  . . . . . . . . . . . . . . . . . . . . . .     45
SECTION 2.15.         Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . .     45
SECTION 2.16.         Break Funding Payments  . . . . . . . . . . . . . . . . . . . . . . . .     46
SECTION 2.17.         Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
SECTION 2.18.         Payments Generally; Pro Rata Treatment; Sharing of Set-Offs . . . . . .     48
SECTION 2.19.         Mitigation Obligations; Replacement of Lenders  . . . . . . . . . . . .     49


                                              ARTICLE III

                                    Representations and Warranties

SECTION 3.01.         Organization; Powers  . . . . . . . . . . . . . . . . . . . . . . . . .     50
SECTION 3.02.         Authorization; Enforceability . . . . . . . . . . . . . . . . . . . . .     50
SECTION 3.03.         Governmental Approvals; No Conflicts  . . . . . . . . . . . . . . . . .     50
SECTION 3.04.         Financial Condition; No Material Adverse Change . . . . . . . . . . . .     51
SECTION 3.05.         Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     51

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SECTION 3.06.         Litigation and Environmental Matters  . . . . . . . . . . . . . . . . .     52
SECTION 3.07.         Compliance with Laws and Agreements . . . . . . . . . . . . . . . . . .     52
SECTION 3.08          Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . .     52
SECTION 3.09.         Investment and Holding Company Status . . . . . . . . . . . . . . . . .     53
SECTION 3.10          Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     53
SECTION 3.11.         ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     53
SECTION 3.12.         Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     54
SECTION 3.13.         Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     54
SECTION 3.14.         Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     54
SECTION 3.15.         Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     54
SECTION 3.16.         Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     55
SECTION 3.17.         Security Documents  . . . . . . . . . . . . . . . . . . . . . . . . . .     55
SECTION 3.18.         Federal Reserve Regulations . . . . . . . . . . . . . . . . . . . . . .     56
SECTION 3.19.         Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     56
SECTION 3.20.         Mortgaged Properties  . . . . . . . . . . . . . . . . . . . . . . . . .     56
SECTION 3.21.         Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     57


                                              ARTICLE IV

                                              Conditions

SECTION 4.01.         Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     57
SECTION 4.02.         Each Credit Event . . . . . . . . . . . . . . . . . . . . . . . . . . .     63


                                              ARTICLE V

                                         Affirmative Covenants

SECTION 5.01.         Financial Statements and Other Information  . . . . . . . . . . . . . .     64
SECTION 5.02.         Notices of Material Events  . . . . . . . . . . . . . . . . . . . . . .     65
SECTION 5.03.         Information Regarding Collateral  . . . . . . . . . . . . . . . . . . .     66
SECTION 5.04.         Existence; Conduct of Business  . . . . . . . . . . . . . . . . . . . .     66
SECTION 5.05.         Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . .     67
SECTION 5.06.         Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . .     67
SECTION 5.07.         Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     67
SECTION 5.08.         Casualty and Condemnation . . . . . . . . . . . . . . . . . . . . . . .     68
SECTION 5.09.         Books and Records, Inspection and Audit Rights  . . . . . . . . . . . .     70
SECTION 5.10.         Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . .     70
SECTION 5.11.         Use of Proceeds and Letters of Credit . . . . . . . . . . . . . . . . .     70
SECTION 5.12.         Additional Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .     70
SECTION 5.13          Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . .     71
SECTION 5.14.         Interest Rate Protection  . . . . . . . . . . . . . . . . . . . . . . .     71
SECTION 5.15.         Concentration and Disbursement Accounts . . . . . . . . . . . . . . . .     72
SECTION 5.16.         Maintenance of Registrations of Pledge  . . . . . . . . . . . . . . . .     72

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                                                                               3

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                                              ARTICLE VI

                                          Negative Covenants

SECTION 6.01.         Indebtedness; Certain Equity Securities . . . . . . . . . . . . . . . .     72
SECTION 6.02.         Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     74
SECTION 6.03.         Fundamental Changes . . . . . . . . . . . . . . . . . . . . . . . . . .     74
SECTION 6.04.         Investments, Loans, Advances, Guarantees and Acquisitions . . . . . . .     75
SECTION 6.05.         Asset Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     76
SECTION 6.06.         Sale and Lease-Back Transactions  . . . . . . . . . . . . . . . . . . .     76
SECTION 6.07.         Hedging Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .     76
SECTION 6.08.         Restricted Payments; Certain Payments of Indebtedness . . . . . . . . .     77
SECTION 6.09.         Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . .     77
SECTION 6.10.         Restrictive Agreements  . . . . . . . . . . . . . . . . . . . . . . . .     78
SECTION 6.11.         Amendment of Material Documents . . . . . . . . . . . . . . . . . . . .     78
SECTION 6.12.         Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . .     78
SECTION 6.13.         Leverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     79
SECTION 6.14.         Consolidated Interest Expense Coverage Ratio  . . . . . . . . . . . . .     80
SECTION 6.15.         Current Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     81
SECTION 6.16.         Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . . . . . .     81
SECTION 6.17.         Consolidated Partner Equity . . . . . . . . . . . . . . . . . . . . . .     81
SECTION 6.18.         Take or Pay Contracts . . . . . . . . . . . . . . . . . . . . . . . . .     81
SECTION 6.19.         Partnership Elections . . . . . . . . . . . . . . . . . . . . . . . . .     81


                                              ARTICLE VII

                                                Events of Default . . . . . . . . . . . . . .     82


                                             ARTICLE VIII

                                           The Administrative Agent . . . . . . . . . . . . .     84


                                              ARTICLE IX

                                            Miscellaneous

SECTION 9.01.              Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      86
SECTION 9.02.              Waivers; Amendments . . . . . . . . . . . . . . . . . . . . . . . .      87
SECTION 9.03.              Expenses; Indemnity; Damage Waiver  . . . . . . . . . . . . . . . .      88

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                                                                               4

SECTION 9.04.              Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . .      89
SECTION 9.05.              Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      91
SECTION 9.06.              Counterparts; Integration; Effectiveness  . . . . . . . . . . . . .      92
SECTION 9.07.              Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . .      92
SECTION 9.08.              Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . . . .      92
SECTION 9.09.              Governing Law; Jurisdiction; Consent
                             to Service of Process . . . . . . . . . . . . . . . . . . . . . .      92
SECTION 9.10.              WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . .      93
SECTION 9.11.              Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      93
SECTION 9.12.              Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .      93
SECTION 9.13.              Interest Rate Limitation  . . . . . . . . . . . . . . . . . . . . .      94
SECTION 9.14.              Waiver of Defenses  . . . . . . . . . . . . . . . . . . . . . . . .      94

SCHEDULES:

Schedule 1.01(a)     --     Contributed Business
Schedule 1.01(b)     --     Mortgaged Real Properties
Schedule 1.01(c)     --     Mortgaged Leasehold Properties
Schedule 1.01(d)     --     Refinanced Indebtedness
Schedule 2.01        --     Commitments
Schedule 3.03        --     Conflicting Agreements
Schedule 3.05(a)     --     Holdover Tenancies
Schedule 3.05(c)     --     Owned and Leased Property
Schedule 3.06        --     Disclosed Matters
Schedule 3.07        --     Zoning Matters
Schedule 3.13        --     Subsidiaries
Schedule 3.14        --     Insurance
Schedule 3.19        --     Ownership of the Borrower and the General Partner
Schedule 3.21        --     Leases
Schedule 4.01        --     Local Counsel
Schedule 5.13        --     Post-Closing Matters
Schedule 6.01        --     Existing Indebtedness
Schedule 6.02        --     Existing Liens
Schedule 6.04        --     Investments, Loans, Advances, Guarantees and
                            Acquisitions
Schedule 6.10        --     Existing Restrictions

EXHIBITS:

Exhibit A     --     Form of Assignment and Acceptance
Exhibit B-1   --     Form of Opinion of Strasburger & Price, L.L.P.
Exhibit B-2   --     Form of Opinion of Coudert Brothers
Exhibit B-3   --     Form of Opinion of David A. Geisler, Esq.
Exhibit B-4   --     Form of Opinion of Local Counsel
Exhibit C     --     Form of Guarantee Agreement
Exhibit D     --     Form of Indemnity, Subrogation and Contribution Agreement
Exhibit E-1   --     Form of Real Property Mortgage
Exhibit E-2   --     Form of Leasehold Property Mortgage
Exhibit E-3   --     Form of Real Property Deed of Trust

Exhibit E-4   --     Form of Leasehold Property Deed of Trust
Exhibit F     --     Form of Pledge Agreement
Exhibit G     --     Form of Security Agreement

                     CREDIT AGREEMENT dated as of September 4, 1997, among
              SOUTHERN FOODS GROUP, L.P., a limited partnership organized under the laws of the State of Delaware (the "Borrower"), MID-AMERICA DAIRYMEN, INC., a Kansas corporation ("Mid-Am" or the "Initial Borrower"), the LENDERS party hereto and THE CHASE MANHATTAN BANK, as Administrative Agent.

       Pursuant to the Stock Purchase and Merger Agreement dated as of May 22, 1997, among the Initial Borrower, Borden Holdings (such term and each other capitalized term used but not defined in this preamble having the meaning assigned to such term in Article I) and Borden, (a) AcquisitionCo will acquire all the outstanding preferred stock and common stock of Borden Holdings owned by Borden, (b) AcquisitionCo will be merged with and into Borden Holdings and, as a result of such merger, Borden Holdings will become a wholly owned subsidiary of Mid-Am, and (c) Borden Holdings and its subsidiaries (other than BMGD and Borden Investments) will be merged with and into Mid-Am.

       In connection with the Acquisition, (a) Mid-Am will contribute the assets and liabilities that were held by Borden Holdings and its subsidiaries (other than the capital stock, assets and liabilities of BMGD and Borden Investments) immediately prior to the Acquisition to the Borrower in exchange for (i) the assumption by the Borrower of the Initial Borrower's obligations under this Agreement and (ii) the issuance by the Borrower of the New Preferred Interests and (b) the Borrower and SFG Capital will issue the Subordinated Debt in a public offering or Rule 144A placement.

       Each of the Initial Borrower and the Borrower has requested the Lenders to extend credit in the form of (a) Tranche A Term Loans on the Effective Date, in an aggregate principal amount of $90,000,000, (b) Tranche B Term Loans on the Effective Date, in an aggregate principal amount of $100,000,000, and (c) Revolving Loans at any time and from time to time from and including the Effective Date and prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $60,000,000. The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time from and including the Effective Date and prior to the Revolving Credit Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $10,000,000. The Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $5,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and the Subsidiaries.

       The Term Loans, together with up to $15,000,000 of Revolving Loans, will be made by the Lenders to the Initial Borrower on the Effective Date, and the proceeds of such Loans, together with other available funds of the Initial Borrower, will be used by the Initial Borrower solely (a) to pay $435,000,000 in cash to Borden in connection with the Acquisition, (b) to pay related fees and expenses and (c) with respect to a portion of the Revolving Loans made on the Effective Date, for general corporate purposes. Immediately after (a) the making of the Term Loans and the applicable portion of the Revolving Loans on the Effective Date and (b) the consummation of the Mid-Am Contribution, the Borrower shall assume the obligations of the Initial Borrower under this Agreement and thereafter the Initial Borrower shall have no further rights or obligations under the Loan Documents with respect to Borrowings received by it on the Effective Date, provided that, after the Effective Date, the Initial Borrower shall remain liable (a) with respect to the representations and warranties made by it hereunder on the Effective Date and
(b) with respect to certain affirmative covenants made by it hereunder. The proceeds of the Revolving Loans (other than the Revolving Loans used for the purposes specified in the first sentence of this paragraph) and the Swingline Loan are to be used by the Borrower for general corporate purposes of the Borrower and the Subsidiaries.

       The Lenders and the Swingline Lenders are willing to extend such credit to the Initial Borrower and the Borrower, and the Issuing Bank is willing to issue letters of credit of the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:


                                   ARTICLE I

                                  Definitions

       SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

       "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

       "Acquisition" means the acquisition on the Effective Date, pursuant to the Stock Purchase Agreement, by AcquisitionCo from Borden of all the outstanding preferred stock and common stock of Borden Holdings for an aggregate cash consideration of $380,000,000.

       "AcquisitionCo" means Mid-Am Acquisition Co., a Delaware corporation that is a wholly owned subsidiary of the Initial Borrower.

       "Acquisition Documents" means the Borden Trademark Documents, the Capital Contribution Agreement, the Equipment Sub-lease Documents, the Loan Documents, the Meadow Gold Trademark Acquisition Agreement, the Mid-Am Contribution Agreement, the Milk Products Agreement and the Stock Purchase Agreement.

       "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

       "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder.

       "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

       "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

       "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.


       "Applicable Percentage" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

       "Applicable Rate" means, for any day (a) with respect to any Tranche B Term Loan, the applicable Tranche B Rate, and (b) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan or a Tranche A Term Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Spread" or "Commitment Fee Rate", as the case may be, based upon the Leverage Ratio for the period of four consecutive fiscal quarters of the Borrower most recently ended on or before the date of determination, provided that until the third day after the delivery to the Administrative Agent, pursuant to Section 5.01(b), of the Borrower's consolidated financial statements for the Borrower's first full fiscal quarter ending after the Effective Date, the "Applicable Rate" for purposes of clause (b) above shall be the applicable rate per annum set forth below in Category 1:

====================================================================================================
                                             ABR              Eurodollar         Commitment Fee
                                             ---              ----------         --------------
           Leverage Ratio:                  Spread              Spread                Rate
           ---------------                  ------              ------                ----
----------------------------------------------------------------------------------------------------
              Category 1

 Greater than or equal to 5.0 to 1.00       1.25%                2.50%                0.50%
----------------------------------------------------------------------------------------------------
              Category 2

  Less than 5.0 to 1.00 but greater
    than or equal to 4.25 to 1.00           1.00%                2.25%                0.45%
----------------------------------------------------------------------------------------------------
              Category 3

  Less than 4.25 to 1.00 but greater
     than or equal to 3.5 to 1.00           0.75%                2.00%                0.40%
----------------------------------------------------------------------------------------------------
              Category 4

        Less than 3.5 to 1.00               0.50%                1.75%                0.35%
====================================================================================================



       For purposes of the foregoing, (a) the Leverage Ratio as described above shall be determined as of the end of each fiscal quarter of the Borrower's fiscal year based upon the Borrower's consolidated financial statements delivered pursuant to Section 5.01(a) or (b), and

(b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period from and including the third day (such day, the "Applicable Rate Determination Date") after the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that such Leverage Ratio shall be deemed to be in Category 1 (i) at any time that an Event of Default has occurred and is continuing or (ii) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to
Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. Notwithstanding anything to the contrary set forth above, in the event that any financial statements delivered pursuant to Section 5.01(a) or (b) at any time indicate that the Leverage Ratio is greater than or equal to 5.50 to 1.00, the ABR Spread or Eurodollar Spread that would otherwise be in effect shall be increased by 0.25% per annum.

       "Applicable Rate Determination Date" has the meaning assigned to such term in the definition of the term "Applicable Rate".

       "Approved Fund" means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

       "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States, provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

       "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

       "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

       "BMGD" means Borden/Meadow Gold Dairies, Inc., a Delaware corporation (to be renamed BMGD, Inc. in connection with the Transactions), that is a wholly owned subsidiary of Borden Holdings.

       "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

       "Borden" means (a) Borden, Inc., a New Jersey corporation, and (b) BDH Two, Inc., a Delaware corporation.

       "Borden Dairies Sale" means the sale immediately following the Acquisition by BMGD to Milk Products of all the assets relating to the dairy operations of BMGD pursuant to the Milk Products Agreement.

       "Borden Holdings" means Borden/Meadow Gold Dairies Holdings, Inc., a Delaware corporation.

       "Borden Investments" means Borden/Meadow Gold Dairies Investments, Inc., a Delaware corporation (to be renamed Meadow Gold Dairies Investments, Inc. in connection with the Transactions).

       "Borden Trademark Assignment Agreement" means the Assignment and Assumption Agreement dated as of September 4, 1997, between the Borrower and the Initial Borrower, relating to the assignment by the Initial Borrower to the Borrower of its rights under the Stock Purchase Agreement with respect to the Borden Trademark License Agreement.

       "Borden Trademark Documents" means the Borden Trademark Assignment Agreement and the Borden Trademark License Agreement.

       "Borden Trademark License Agreement" means the Trademark License Agreement dated as of September 4, 1997, between Borden and the Borrower.

       "Borrower" means Southern Foods Group, L.P., a limited partnership organized under the laws of the State of Delaware.

       "Borrowing" means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

       "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

       "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

       "Capital Contribution" means the contribution by Mid-Am Capital to the Borrower of an aggregate amount of $45,000,000 in cash in consideration for the issuance by the Borrower of the Mid-Am Capital New Preferred Interests pursuant to the Capital Contribution Agreement.

       "Capital Contribution Agreement" means the Capital Contribution Agreement dated as of September 4, 1997, between Mid-Am Capital and the Borrower, relating to the Capital Contribution.

       "Capital Expenditures" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period.

       "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

       "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.

       "Change in Control" means (a) the Initial Borrower shall cease to own or control, directly or indirectly, beneficially or of record, at least 50% of the aggregate economic or voting equity ownership of the Borrower or the General Partner, free and clear of all Liens; (b) if at any time (i) any Permitted Holder shall cease to own or control, directly or indirectly, beneficially or of record, at least 50% of the aggregate economic or voting equity ownership of the Borrower or the General Partner, free and clear of all Liens and (ii) the Initial Borrower shall not own or control, directly or indirectly, beneficially or of record, at least 50.1% of such aggregate economic or voting equity ownership; (c) the occupation of a majority of the seats (other than vacant seats) on the Representative Committee of the General Partner by Persons who are neither (i) nominated by the Members of the General Partner nor (ii) appointed by Representatives so nominated; or (d) the acquisition of direct or indirect Control of the Borrower or the General Partner by any Person or group other than one or more Permitted Holders or the Initial Borrower; provided, however, that any merger, consolidation or contribution of one or more of the Initial Borrower, Associated Milk Products, Inc., Milk Marketing Inc. and Western Dairymen Cooperative Inc. shall not be deemed to constitute a "Change in Control".

       "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

       "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Commitment or Tranche B Commitment.

       "Code" means the Internal Revenue Code of 1986, as amended from time to time.

       "Collateral" means any and all "Collateral", as defined in any applicable Security Document.

       "Commitment" means a Revolving Commitment, Tranche A Commitment or Tranche B Commitment, or any combination thereof (as the context requires).

       "Consolidated Cash Flow Available for Fixed Charges" means for any period, (a) the sum of (i) Consolidated EBITDA for such period and (ii) Consolidated Lease Expense for such period (excluding interest expense, if any, associated with Capital Lease Obligations) minus (b) the sum of (i) Capital Expenditures for such period and (ii) income taxes paid in cash for such period, each such component determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP.

       "Consolidated Current Assets" means at any date of determination, all assets (other than cash and cash-equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination.

       "Consolidated Current Liabilities" means at any date of determination, all liabilities (other than, without duplication (a) the current portion of long-term Indebtedness and (b) outstanding Swingline Loans and Revolving Loans) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination.

       "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of letter of credit fees paid during such period, (c) the aggregate amount of income tax expense for such period, (d) all amounts attributable to depreciation and amortization for such period, (e) all extraordinary charges during such period and (f) all other non-cash charges, and minus, without duplication and to the extent added to revenues in determining Consolidated Net Income for such period, all extraordinary gains during such period, all as determined on a consolidated basis with respect to the Borrower and the Subsidiaries in accordance with GAAP.

       "Consolidated Interest Expense" means, for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), accrued or paid by the Borrower and the Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP.

       "Consolidated Interest Expense Coverage Ratio" means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

       "Consolidated Lease Expense" means, for any period, all payment obligations of the Borrower and the Subsidiaries during such period under agreements for the lease, hire or use of any real or personal property, including Capital Lease Obligations and obligations in the nature of operating leases (including the interest expense, if any, associated therewith), as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP.

       "Consolidated Net Income" means, for any period, net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income of any Person in which any other Person (other than the Borrower or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries by such Person during such period, (b) the loss of any Person in which any other Person (other than the Borrower or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint interest, except to the extent of the aggregate investment of the Borrower or any of the Subsidiaries in such Person during such period, and (c) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of the Subsidiaries or the date that Person's assets are acquired by the Borrower or any of the Subsidiaries.

       "Consolidated Partner Equity" means, as at any date of determination, the consolidated partners' equity of the Borrower and its consolidated subsidiaries, as determined on a consolidated basis in accordance with GAAP.

       "Contributed Business" means the assets and liabilities that were held, prior to the Acquisition, by Borden Holdings and its subsidiaries (other than the capital stock, assets and liabilities of BMGD and Borden Investments), all as set forth on Schedule 1.01(a).

       "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

       "Credit Event" has the meaning assigned to such term in Section 4.01.

       "Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

       "Disclosed Matters" means the actions, suits and proceedings disclosed on Schedule 3.06.

       "dollars" or "$" refers to lawful money of the United States of America.

       "Effective Date" means the date on which the conditions specified in
Section 4.01 are satisfied (or waived in accordance with Section 9.02).

       "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

       "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental investigation, monitoring or remediation, administrative oversight costs, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

       "Environmental Permit" means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

       "Equipment Assignment" means the assignment by Borden to the Initial Borrower, pursuant to the Assignment of Borden's right to use certain equipment that is used in the operation of Borden Holdings' business under the Master Lease Agreement.

       "Equipment Sub-lease" means the grant by the Initial Borrower to the Borrower of a sub-lease of the equipment used as of the date hereof pursuant to the Master Lease Agreement in connection with the operation of the Contributed Business.

       "Equipment Sub-lease Documents" means the Master Lease Agreement and the Equipment Sub-lease.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

       "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

       "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

       "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

       "Event of Default" has the meaning assigned to such term in Article VII.

       "Excess Cash Flow" means, for any period, the sum (without duplication) of:

              (a) the Consolidated Net Income for such period, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

              (b) depreciation, amortization and other non-cash charges or losses deducted in determining the Consolidated Net Income for such period; plus

              (c) aggregate principal amount of Capital Lease Obligations and other Indebtedness incurred during such period to finance Capital Expenditures, to the extent that mandatory principal payments in respect of such Indebtedness would not be excluded from clause (f) below when made; minus

              (d) any non-cash gains included in determining Consolidated Net Income for such period; minus

              (e) Capital Expenditures for such period; minus

              (f) the aggregate principal amount of Indebtedness repaid or prepaid by the Borrower and its consolidated Subsidiaries during such period, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit, (ii) Term Loans prepaid pursuant to Section 2.11(b),
       (c), (d) or (e), (iii) repayments or prepayments of Indebtedness financed by incurring other Indebtedness, to the extent that mandatory principal payments in respect of such other Indebtedness would, pursuant to this clause (f), be deducted in determining Excess Cash Flow when made and (iv) Indebtedness referred to in clauses (iii), (iv) and (vii) of Section 6.01(a).

       "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to
Section 2.17(a), and (c) any withholding tax that is attributable to such Foreign Lender's failure to comply with Section 2.17(e).

       "Existing Preferred Interests" means the $84,947,000 in original stated value of Series A Preferred Capital Interests that are registered in the name of the Initial Borrower on the date hereof.

       "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

       "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

       "Financing Transactions" means (a) the execution, delivery and performance by each Initial Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by each of the Borrower and SFG Capital of the Subordinated Debt Documents to which each of the Borrower and SFG Capital will be parties, the issuance of the Subordinated Debt and the use of the proceeds thereof and (c) the Capital Contribution.

       "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Consolidated Cash Flow Available for Fixed Charges for such period to (b) Fixed Charges for such period.

       "Fixed Charges" means, for any period, the sum of (a) Consolidated Lease Expense (excluding interest expense, if any, associated with Capital Lease Obligations) for such period, (b) Consolidated Interest Expense for such period, (c) scheduled principal payments of Indebtedness made by the Borrower or any Subsidiary to any person other than the Borrower or any wholly owned Subsidiary of the Borrower during such period and (d) Permitted Tax Distributions made during such period.

       "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

       "Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

       "GAAP" means generally accepted accounting principles in the United States of America.

       "General Partner" means SFG Management, the general partner of the Borrower.

       "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

       "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

       "Guarantee Agreement" means the Guarantee Agreement, substantially in the form of Exhibit C, made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

       "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under
Section 101(14) of CERCLA.

       "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

       "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and
(j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

       "Indemnified Taxes" means Taxes other than Excluded Taxes.

       "Indemnity, Subrogation and Contribution Agreement" means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit D, among the Borrower, the Subsidiary Loan Parties and the Administrative Agent.

       "Information Memorandum" means the Confidential Information Memorandum dated July 1997, relating to the Initial Borrower, the Borrower and the Transactions.

       "Initial Borrower" means Mid-America Dairymen, Inc., a Kansas corporation that owns on the date hereof, directly or indirectly, 50% of the common voting partnership interests of the Borrower.

       "Initial Loan Parties" means the Initial Borrower and the Loan Parties.

       "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

       "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

       "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

       "Issuing Bank" means The Chase Manhattan Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

       "LC Availability Period" means the period from and including the Effective Date to but excluding the earlier of (a) the date that is five Business Days prior to the Revolving Maturity Date and (b) the date of termination of the Revolving Commitments.

       "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

       "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

       "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

       "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

       "Leverage Ratio" means, with respect to any period, the ratio of (a) Total Debt as of the last day of such period to (b) Consolidated EBITDA for such period, all determined on a consolidated basis in accordance with GAAP.

       "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

       "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

       "Loan Documents" means this Agreement, the Letters of Credit, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and the Security Documents.

       "Loan Parties" means the Borrower and the Subsidiary Loan Parties.

       "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

       "Margin Stock" has the meaning assigned to such term in Regulation U.

       "Master Lease Agreement" means the Master Leasing Agreement dated as of September 4, between the Initial Borrower and BLC Corporation, a Utah corporation.

       "Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities (including contingent liabilities), operations, condition (financial or otherwise), prospects or material agreements, of the Borrower or any of the Subsidiaries, (b) the ability of any Initial Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

       "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining the amount of Material Indebtedness at any time, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at such time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

       "Meadow Gold Trademark Acquisition" means the acquisition by the Borrower from Borden Investments of certain trademarks pursuant to the Meadow Gold Trademark Acquisition Agreement.

       "Meadow Gold Trademark Acquisition Agreement" means the Asset Purchase Agreement dated as of September 4, 1997, between Borden Investments, the Initial Borrower and the Borrower.

       "Member" has the meaning assigned to such term in the SFG Management Agreement.

       "Mid-Am Capital" means Mid-Am Capital, L.L.C., a limited liability company organized under the laws of the State of Delaware.

       "Mid-Am Capital New Preferred Interests" means (a) the $15,000,000 in stated value of Series C Preferred Capital Interests issued by the Borrower to Mid-Am Capital on the date hereof and (b) the $30,000,000 in stated value of Series D Preferred Capital Interests issued by the Borrower to Mid-Am Capital on the date hereof.

       "Mid-Am Contribution" means the contribution by the Initial Borrower to the Borrower of the Contributed Business pursuant to the Contribution Agreement.

       "Mid-Am Contribution Agreement" means the Capital Contribution, Assignment and Assumption Agreement dated as of September 4, 1997, between the Initial Borrower and the Borrower relating to the Mid-Am Contribution.

       "Mid-Am New Preferred Interests" means the $90,000,000 in stated value of Series B Preferred Capital Interests issued by the Borrower to Mid-Am on the date hereof.

       "Milk Products" means Milk Products LLC, a limited liability company organized under the laws of the State of Delaware.

       "Milk Products Agreement" means the Asset Purchase Agreement dated as of September 4, 1997, between Mid-Am and Milk Products relating to the Borden Dairies Sale.

       "Moody's" means Moody's Investors Service, Inc.

       "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document, substantially in the form of Exhibit E, granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Administrative Agent.

       "Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned or leased by a Loan Party and identified on
Schedule 1.01(b) (in the case of real property) and on Schedule 1.01(c) (in the case of leasehold property), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

       "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

       "Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of
(i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer, or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or other insured damage or condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) permitted by Section
6.01 and secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

       "New Preferred Interests" means (a) the Mid-Am New Preferred Interests and (b) the Mid-Am Capital New Preferred Interests.

       "Obligations" has the meaning assigned to such term in the Security Agreement.

       "Other Taxes" means any and all current or future stamp, recordation, transfer, documentary taxes, excise, property or similar taxes, charges or similar levies (as well as any interest, penalties or additions relating to such other taxes) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

       "Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of September 3, 1997, between the Initial Borrower, the Borrower and Mr. Pete Schenkel.

       "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

       "Perfection Certificate" means a certificate in the form of Annex 1 to the Security Agreement or any other form approved by the Administrative Agent.

       "Permitted Acquisition" means any non-hostile acquisition of assets located in the United States from, or capital stock or other equity interests (other than Margin Stock) in, any Person so long as (a) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, (c) in the case of any acquisition of capital stock of other equity interests in any Person, such acquisition is an acquisition of 100% of the capital stock or other equity interests of such Person, (d) in the case of an acquisition of assets, such assets are to be used, and in the case of an acquisition of capital stock or other equity interests, the Person so acquired is engaged, in the same line of business as the Borrower, (e) neither the Borrower nor any of its subsidiaries shall assume or otherwise become liable for any Indebtedness in connection with such acquisition, except for Indebtedness permitted by Section 6.01, and (f) simultaneously with any such acquisition, the Administrative Agent for the benefit of the Secured Parties shall be granted a first-priority security interest in all real and personal property (including capital stock and other securities or interests, subject to customary and reasonable permitted encumbrances) acquired by the Borrower as part of such acquisition, and the Borrower shall, and shall cause any applicable subsidiary to, execute any documents (including supplements to the Guarantee Agreement, the Security Agreement, the Pledge Agreement and the Indemnity, Subrogation and Contribution Agreement, if applicable), financing statements, agreements and instruments, and take all action (including filing financing statements and obtaining and providing consents, title insurance, surveys and legal opinions) that may be required under applicable law or as the Administrative Agent may request, in order to grant, preserve, protect and perfect such security interest; provided, however, that a Permitted Acquisition shall not be deemed to constitute a Capital Expenditure.

       "Permitted Encumbrances" means:

              (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

              (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

              (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

              (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

              (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

              (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

              (g) any interest of a landlord in or to property of the tenant imposed by law, arising in the ordinary course of business and securing lease obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05, or any possessory rights of a lessee to the leased property under the provisions of any lease permitted by the terms of this Agreement; and

              (h) Liens of a collection bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction,

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

       "Permitted Holder" means Mr. Pete Schenkel (or any corporation, limited liability company or partnership owned by Mr. Pete Schenkel or members of his immediate family) or any other Person that is designated as a Permitted Holder by the Borrower with the written consent of each Lender.

       "Permitted Investments" means:

              (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

              (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

              (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

              (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

       "Permitted Tax Distribution" means a direct or indirect distribution to Mr. Pete Schenkel (or any taxable successors to all or a part of Mr. Schenkel's direct or indirect partnership interests in the Borrower, Mr. Schenkel, as a holder of a direct or indirect partnership interest in the Borrower, or any taxable successor(s) to all or part of his direct or indirect partnership interest in the Borrower hereinafter referred to as an "Eligible Partner") with respect to the Eligible Partner's direct or indirect partnership interests in the Borrower (including such Eligible Partner's direct or indirect interests in SFG Management) to enable such Eligible Partner to pay Federal, state and local Income Taxes (including quarterly estimated Income Taxes) with respect to the Borrower's net income or any segment or division thereof allocable to such Eligible Partner. For the purposes of this definition:

              (a) "Income Taxes" means all Federal, state and local taxes, fees, assessments or charges of any kind, imposed on, or determined with reference to, net income of the Borrower or any division or segment thereof, or any allocable portion thereof, including without limitation any self-employment or similar tax imposed with respect to an Eligible Partner's allocable share of net income or any division or segment thereof, and "Income Tax" means any one of such Income Taxes.

              (b) The amount payable as Permitted Tax Distributions in any applicable fiscal year shall equal the greater of (1) the product of (i) the sum of (A) the highest marginal Federal tax rate (taking into account deductions or credits for state and local taxes) applicable to the Eligible Partner (at either individual or corporate rates, as applicable) with respect to the Borrower's taxable income directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year, (B) the highest state tax rate (taking into account deductions or credits for local taxes) applicable to the Eligible

       Partner (at either individual or corporate rates, as applicable) with respect to the Borrower's taxable income directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year and (C) the highest local tax rate applicable to the Eligible Partner (at either individual or corporate rates, as applicable) with respect to the Borrower's taxable income directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year, multiplied by (ii) the Borrower's taxable income directly or indirectly allocable to such Eligible Partner with respect to such fiscal year; or (2) the product of (i) the sum of (A) the highest Federal alternative minimum tax rate (taking into account deductions or credits for state and local taxes) applicable to the Eligible Partner (at either individual or corporate rates, as applicable) with respect to the Borrower's alternative minimum taxable income directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year, (B) the highest state tax rate (taking into account deductions or credits for local taxes) applicable to the Eligible Partner (at either individual or corporate rates, as applicable) with respect to the Borrower's taxable income or alternative minimum taxable income, as applicable, directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year and
       (C) the highest local tax rate applicable to the Eligible Partner (at either individual or corporate rates, as applicable) with respect to the Borrower's taxable income or alternative minimum taxable income, as applicable, directly or indirectly allocable to such Eligible Partner with respect to such applicable fiscal year, multiplied by (ii) the Borrower's taxable income or alternative minimum taxable income, as applicable, directly or indirectly allocable to such Eligible Partner with respect to such fiscal year. The Permitted Tax Distributions for each applicable fiscal year shall be appropriately adjusted to reflect
       (i) any tax losses of the Borrower arising in any prior fiscal year (assuming that any such losses are carried forward and used to offset the Borrower's taxable income in the applicable fiscal year) and (ii) the Borrower's payment of any withholding taxes that would give rise to a credit or other tax benefit to the Borrower (or the Eligible Partner).

              (c) Payments or distributions in connection with Permitted Tax Distributions related to payments of estimated Federal income tax shall be payable in quarterly installments with respect to the applicable fiscal year, in each case no more than five days prior to the Federal estimated tax due dates applicable to the Eligible Partner. Such quarterly installments shall be based upon the Borrower's then good faith estimate of its taxable income (or alternative minimum taxable income, as applicable) directly or indirectly allocable to the Eligible Partner (as calculated in the manner described in paragraph (b) above), subject to appropriate adjustment to reflect over and under payment of any prior quarterly periods during the applicable fiscal year, and in each quarter shall be no greater than the applicable estimated tax payment to be paid by such Eligible Partner to the applicable Governmental Authority.

              (d) Payments or distributions in connection with the Permitted Tax Distribution related to the filing of extensions of time for filing Income Tax returns for a fiscal year shall be payable in each case no more than five days prior to the applicable date on which such payment of Income Tax is due, shall be based on the Borrower's then good faith estimate of its taxable income (or alternative minimum taxable income, as applicable) directly or indirectly allocable to the Eligible Partner for such fiscal year, and shall be no greater than the applicable tax payment to be paid by such Eligible Partner to the applicable Governmental Authority.

              (e) The aggregate amount of such Permitted Tax Distributions paid during the applicable fiscal year shall be based upon the Borrower's taxable income (or alternative minimum taxable income, as applicable) directly or indirectly allocable to the Eligible Partner with respect to such applicable fiscal year as shown on the Borrower's filed Federal Income Tax return for such fiscal year, or if such return is not filed when the financial statements referred to in Section 5.01(a) for such fiscal year are delivered, the Borrower's then good faith estimate of the amount of its taxable income (or alternative minimum taxable income, as applicable), taking into account any separately stated items, for such fiscal year. In the event that the Borrower files an amended Income Tax return (or upon the Borrower's filing of its original return for the applicable fiscal year if the Permitted Tax Distribution was based upon the Borrower's good faith estimate of its taxable income or alternative minimum taxable income, as applicable) that is inconsistent with its calculation of its taxable income (or alternative minimum taxable income, as applicable) for any such fiscal year(s), or in the event that a Governmental Authority determines that information reflected in any of the Borrower's tax returns for such fiscal year is inaccurate or incomplete, then the Borrower shall make a proper adjustment (including any penalties, interest or other charges related to the adjustment or correction of information reflected in such return(s) or the filing of such tax return(s)) to the amount payable as a Permitted Tax Distribution for such fiscal year(s). According to whether such adjustments to the amounts payable as Permitted Tax Distributions for the applicable year are positive or negative with respect to the Eligible Partner, the Borrower shall, as applicable, either promptly pay to the Eligible Partner as a distribution as needed to fund payments to a Governmental Authority by such Eligible Partner, or shall require the Eligible Partner to promptly pay to it, the amount of any such adjustment (and no further Permitted Tax Distributions shall be paid until the Eligible Partner has repaid any such excess to the Borrower). Payments or distributions to the Eligible Partner upon the Eligible Partner filing original Income Tax returns for a fiscal year shall be payable in each case no more than five days prior to the applicable date on which the Income Tax payment is due in connection with such return filing, and shall be no greater than the applicable tax payment to be paid by such Eligible Partner to the applicable Governmental Authority.

              (f) In the event that the aggregate amount of Permitted Tax Distributions actually distributed in respect of any fiscal year exceeds the amounts determined as indicated in paragraph (e) above for such fiscal year, the Eligible Partner shall promptly repay any such excess to the Borrower (and no further Permitted Tax Distributions shall be paid until the Eligible Partner has repaid any such excess to the Borrower).

              (g) For all periods from and after the inception of the Borrower as a partnership, the amount of the aggregate Permitted Tax Distributions made with respect to the direct or indirect partnership interests held by an Eligible Partner for each fiscal year shall be appropriately adjusted in the current fiscal year or in future fiscal years, regardless of whether such Eligible Partner has held, or now or in the future holds a direct or indirect partnership interest in the Borrower (to allow additional Permitted

       Tax Distributions for the benefit of such Eligible Partner in the case of tax increases or in the case of tax decreases by the Eligible Partner paying any tax decrease to the Borrower) to reflect any adjustments in income tax (or alternative minimum tax) liabilities as a result of adjustments made for any reason to items of income, gain, loss, deduction or credit of the Borrower, or adjustments made in the Eligible Partner's allocable shares of such items (regardless of whether occurring as a result of the Borrower's filing of an amended return or as a result of an examination or audit by a Governmental Authority).
       For the period up to and including Mr. Schenkel's purchase of Mr. Allen Meyer's direct or indirect partnership interests in the Borrower, the term "Eligible Partner" shall also include Mr. Allen Meyer as a former holder of a partnership interest in the Borrower.

              (h) In the event that, for any reason, all or any portion of a Permitted Tax Distribution cannot be distributed to an Eligible Partner, such deficiency in Permitted Tax Distribution shall be distributed to such Eligible Partner in any subsequent fiscal year.

       "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

       "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

       "Pledge Agreement" means the Pledge Agreement, substantially in the form of Exhibit F, among the Borrower, Mr. Pete Schenkel, SFG Management, the Subsidiaries party thereto and the Administrative Agent for the benefit of the Secured Parties.

       "Prepayment Event" means:

              (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than (i) dispositions described in clauses (a) and (b) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $1,000,000 during any fiscal year of the Borrower;

              (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

              (c) the issuance by the Borrower or any Subsidiary of any equity securities, or the receipt by the Borrower or any Subsidiary of any capital contribution, other than any such issuance of equity securities to, or receipt of any such capital contribution from, the Borrower or a Subsidiary; or

              (d) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01(a).

       "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

       "Refinanced Indebtedness" means the Indebtedness of the Borrower set forth on Schedule 1.01(d).

            "Register" has the meaning set forth in Section 9.04(c).

       "Regulation G" means Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

       "Regulation U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

       "Regulation X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

       "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

       "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

       "Representative" has the meaning assigned to such term in the SFG Management Agreement.

       "Representative Committee" has the meaning assigned to such term in the SFG Management Agreement.

       "Required Lenders" means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

       "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock or partnership interests or other equity interest of any class in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such shares of capital stock or partnership interests or other equity interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock or partnership interests or other equity interests in the Borrower or any Subsidiary.

       "Revolving Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

       "Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.19(b) or
9.04.  The initial amount of each Lender's Revolving Commitment is set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $60,000,000.

       "Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

       "Revolving Lender" means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

       "Revolving Loan" means a Loan made pursuant to Section 2.01(c).

       "Revolving Maturity Date" means September 4, 2004.

       "S&P" means Standard & Poor's.

       "Secured Parties" has the meaning assigned to such term in the Security Agreement.

       "Security Agreement" means the Security Agreement, substantially in the form of Exhibit G, among the Borrower, the Subsidiary Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

       "Security Documents" means the Security Agreement, the Pledge Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

       "Series A Preferred Capital Interests" means the Series A 10% Payment-in-Kind Preferred Limited Partner Interests of the Borrower.

       "Series B Preferred Capital Interests" means the Series B 10% Payment-in-Kind Preferred Limited Partner Interests of the Borrower.

       "Series C Preferred Capital Interests" means the Series C 10% Payment-in-Kind Preferred Limited Partner Interests of the Borrower.

       "Series D Preferred Capital Interests" means the Series D 9-1/2% Preferred Limited Partner Interests of the Borrower.

       "Series E Preferred Capital Interests" means the Series E 10% Payment-in-Kind Preferred Limited Partner Interests of the Borrower.

       "SFG Capital" means SFG Capital Corporation, a Delaware corporation that is on the date hereof a wholly owned subsidiary of the Borrower.

       "SFG Management" means SFG Management Limited Liability Company, a limited liability company organized under the laws of the State of Delaware.

       "SFG Management Agreement" means the Second Amended and Restated Limited Liability Company Agreement dated as of September 3, 1997, between the Initial Borrower and Mr. Pete Schenkel.

       "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

       "Stock Purchase Agreement" means the Stock Purchase and Merger Agreement dated as of May 22, 1997, among the Initial Borrower, Borden Holdings and Borden relating to the Acquisition.

       "Subordinated Debt" means the 9 7/8% Senior Subordinated Debt due 2007 to be issued by the Borrower and SFG Capital on or prior to the Effective Date in the aggregate principal amount of not less than $150,000,000 and the Indebtedness represented thereby.

       "Subordinated Debt Documents" means the indenture under which the Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing the Subordinated Debt or providing for any right in respect thereof.

       "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, limited partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, limited partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

       "Subsidiary" means any subsidiary of the Borrower. For purposes of the representations and warranties made herein on the Effective Date and for the purposes of Article IV, the term "Subsidiary" includes each of Borden Holdings and its subsidiaries.

       "Subsidiary Loan Party" means any Subsidiary that is not a Foreign Subsidiary.

       "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

       "Swingline Lender" means The Chase Manhattan Bank, in its capacity as lender of Swingline Loans hereunder.

       "Swingline Loan" means a Loan made pursuant to Section 2.04.

       "Taxes" means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority (and any interest, penalties or additions relating thereto).

       "Term Commitments" means a Tranche A Commitment or Tranche B Commitment or any combination thereof (as the context requires).

       "Term Loans" means Tranche A Term Loans and Tranche B Term Loans.

       "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business
Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business
Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

       "Total Debt" means, as of any date of determination, without duplication, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP (other than Indebtedness of the type referred to in clause (i) of the definition of the term "Indebtedness", except to the extent of any unreimbursed drawings thereunder).

       "Tranche A Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and
(b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche A Commitments is $90,000,000.

       "Tranche A Lender" means a Lender with a Tranche A Commitment or an outstanding Tranche A Term Loan.

       "Tranche A Maturity Date" means September 4, 2004.

       "Tranche A Term Loan" means a Loan made pursuant to Section 2.01(a).

       "Tranche B Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and
(b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche B Commitments is $100,000,000.

       "Tranche B Lender" means a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

       "Tranche B Maturity Date" means March 4, 2006.

       "Tranche B Rate" means, subject to the last sentence of the definition of the term "Applicable Rate", (a) 1.75% per annum, in the case of an ABR Loan or (b) 3.00% per annum, in the case of a Eurodollar Loan.

       "Tranche B Term Loan" means a Loan made pursuant to Section 2.01(b).

       "Transactions" means the Acquisition, the Financing Transactions, the Mid-Am Contribution, the issuance of the New Preferred Interests, the consummation of the Meadow Gold Trademark Acquisition, the execution of the Borden Trademark Documents, the consummation of the Borden Dairies Sale and the execution of the Equipment Sub-lease Documents.

       "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

       "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

       SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g. a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

       SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

       SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

       SECTION 1.05. Liability of General Partner. The liability of the General Partner with respect to the Obligations of the Borrower under this Agreement and the other Loan Documents shall be limited to the Collateral pledged by the General Partner to the Secured Parties under the Pledge Agreement.


                                   ARTICLE II

                                  The Credits

       SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Tranche A Term Loan to the Initial Borrower on the Effective Date in a principal amount not exceeding its Tranche A Commitment, (b) to make a Tranche B Term Loan to the Initial Borrower on the Effective Date in a principal amount not exceeding its Tranche B Commitment, (c) to make Revolving Loans to the Initial Borrower on the Effective Date in a principal amount not to exceed such Lender's Applicable Percentage of $15,000,000 and (d) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed. On the Effective Date, immediately after the making of the Term Loans and the Revolving Loans referred to in clauses (a), (b) and (c) above by the Lenders to the Initial Borrower, and the consummation of the Mid-Am Contribution, the Borrower shall assume the obligations of the Initial Borrower under this Agreement and thereafter the Initial Borrower shall have no further rights or obligations under the Loan Documents with respect to Borrowings received by it on the Effective Date, provided that, after the Effective Date, the Initial Borrower shall remain liable (a) with respect to the representations and warranties made by it hereunder on the Effective Date and
(b) with respect to the affirmative covenants made by it pursuant to Sections
5.11 and 5.13.

       SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

       (b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Initial Borrower (in the case of any Borrowing to be made on the Effective
Date) or the Borrower (in the case of any other Borrowing) may request in accordance herewith. Notwithstanding anything to the contrary contained herein, all Borrowings made on the Effective Date shall be ABR Borrowings.
Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

       (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000, in each case with respect to Borrowings made after the Effective Date. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000, in each case with respect to Borrowings made after the Effective Date, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.


       (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Tranche A Maturity Date or Tranche B Maturity Date, as applicable.

       SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Initial Borrower (in the case of any Borrowing made on the Effective Date) or the Borrower (in the case of any Borrowing to be made after the Effective Date) shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Initial Borrower (in the case of any Borrowing made on the Effective Date) or the Borrower (in the case of any Borrowing to be made after the Effective Date). Each such telephonic and written Borrowing Request (in the case of any Borrowing to be made after the Effective Date) shall specify the following information in compliance with
Section 2.02:

              (i) whether the requested Borrowing is to be a Revolving Borrowing, Tranche A Term Borrowing or Tranche B Term Borrowing;

              (ii) the aggregate amount of such Borrowing;

              (iii) the date of such Borrowing, which shall be a Business Day;

              (iv) subject to the second sentence of Section 2.02(b), whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

              (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

              (vi) the location and number of the Initial Borrower's (in the case of any Borrowing to be made on the Effective Date) or the Borrower's (in the case of any Borrowing to be made after the Effective
       Date) account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Initial Borrower or the Borrower, as the case may be, shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

       SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

       (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.


       (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, promptly to pay to the Administrative Agent, for the account of the Swingline Lender, such

Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Revolving Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and a Lender shall have notified the Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

       SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the LC Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

       (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

       (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

       (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

       (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt, provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each

Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section
2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

       (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, unless it has received written notice to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

       (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

       (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

       (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement,
(i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

       (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

       SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

       (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Initial Borrower (in the case of any Borrowing made on the Effective Date) or the Borrower (in the case of any Borrowing made after the Effective Date) a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Initial Borrower (in the case of any Borrowing made on the Effective Date) or the Borrower (in the case of any Borrowing made after the Effective Date) severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Initial Borrower (in the case of any Borrowing made on the Effective Date) or the Borrower (in the case of any Borrowing to be made after the Effective Date) to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or, if such Rate is unavailable or if such Rate is insufficient to provide adequate compensation to the Administrative Agent, a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or
(ii) in the case of the Initial Borrower (in the case of any Borrowing made on the Effective Date) or the Borrower (in the case of any Borrowing made after the Effective Date), the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

       SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

       (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

       (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

              (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

              (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

              (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

              (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

       (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

       (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

       (f) A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

       SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Tranche A Commitments and Tranche B Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and
(ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.


       (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

       (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

       SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 20th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

       (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

       (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

       (d)  The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

       (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

       SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche A Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

                     Date                            Amount
                     ----                            ------
                     March 31, 1998                 $1,250,000
                     June 30, 1998                    1,250,000
                     September 30, 1998               1,250,000
                     December 31, 1998                1,250,000

                     March 31, 1999                   2,500,000
                     June 30, 1999                    2,500,000
                     September 30, 1999               2,500,000

                     December 31, 1999                2,500,000

                     March 31, 2000                   2,500,000
                     June 30, 2000                    2,500,000
                     September 30, 2000               2,500,000
                     December 31, 2000                2,500,000

                     March 31, 2001                   3,125,000
                     June 30, 2001                    3,125,000
                     September 30, 2001               3,125,000
                     December 31, 2001                3,125,000

                     March 31, 2002                   3,750,000
                     June 30, 2002                    3,750,000
                     September 30, 2002               3,750,000
                     December 31, 2002                3,750,000

                     March 31, 2003                   4,375,000
                     June 30, 2003                    4,375,000
                     September 30, 2003               4,375,000
                     December 31, 2003                4,375,000

                     March 31, 2004                   7,000,000
                     June 30, 2004                    7,000,000
                     Tranche A Maturity Date          6,000,000

       (b) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche B Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

                     Date                           Amount
                     ----                           ------
                     March 31, 1998               $    250,000
                     June 30, 1998                      250,000
                     September 30, 1998                 250,000
                     December 31, 1998                  250,000

                     March 31, 1999                     250,000
                     June 30, 1999                      250,000
                     September 30, 1999                 250,000
                     December 31, 1999                  250,000

                     March 31, 2000                     250,000
                     June 30, 2000                      250,000
                     September 30, 2000                 250,000
                     December 31, 2000                  250,000

                     March 31, 2001                     250,000
                     June 30, 2001                      250,000
                     September 30, 2001                 250,000
                     December 31, 2001                  250,000

                     March 31, 2002                     250,000
                     June 30, 2002                      250,000
                     September 30, 2002                 250,000
                     December 31, 2002                  250,000

                     March 31, 2003                     250,000
                     June 30, 2003                      250,000
                     September 30, 2003                 250,000
                     December 31, 2003                  250,000

                     March 31, 2004                   1,000,000
                     June 30, 2004                    1,000,000
                     September 30, 2004               1,000,000
                     December 31, 2004                1,000,000

                     March 31, 2005                   7,500,000
                     June 30, 2005                    7,500,000
                     September 30, 2005               7,500,000
                     December 31, 2005                7,500,000

                     Tranche B Maturity Date         60,000,000

       (c) To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date and (ii) all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

       (d) If the initial aggregate amount of the Lenders' Term Commitments of either Class exceeds the aggregate principal amount of Term Loans of such Class that are made on the Effective Date, then the scheduled repayments of Term Borrowings of such Class to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess. Any prepayment of a Term Borrowing of either Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section ratably, provided that any prepayment made pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section in the order of maturity and provided further that any prepayment made pursuant to Section 2.11(d) shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section in the inverse order of maturity.

       (e) Prior to any repayment of any Term Borrowings of either Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment, provided that each repayment of Term Borrowings of either Class shall be applied to repay any outstanding ABR Term Borrowings of such Class before any other Borrowings of such Class. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

       SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

       (b) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event described in paragraph (a) or (b) of the definition of the term "Prepayment Event", the Borrower shall, immediately after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to such Net Proceeds, provided that, if the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of any Prepayment Event described in paragraph (a) of the definition of the term "Prepayment Event", setting forth the Borrower's intent to reinvest the proceeds of such sale, transfer or other disposition in other assets of the business of the Borrower and the Subsidiaries within 270 days of receipt of such proceeds and no Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Proceeds, except to the extent not so used within such 270-day period, at which time such proceeds shall be deemed to be Net Proceeds.

       (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event described in paragraph (c) of the definition of the term "Prepayment Event", the Borrower shall, immediately after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 50% of such Net Proceeds.

       (d) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event described in paragraph (d) of the definition of the term "Prepayment Event", the Borrower shall, immediately after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to such Net Proceeds.

       (e) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 1998, the Borrower shall prepay Term Borrowings in an aggregate amount equal to 75% of Excess Cash Flow for such fiscal year. Each prepayment pursuant to this paragraph shall be made on or before the date that is three days after the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

       (f) The Borrower shall repay or prepay Revolving Borrowings and shall refrain from making additional Revolving Borrowings to the extent necessary in order that there shall be three periods (each of which shall be for at least 14 consecutive days) in each fiscal year during which the Revolving Exposure shall not exceed $20,000,000 (each such period, a

"Clean-Down Period"); provided, however, that the foregoing provisions shall not (i) preclude any Revolving Borrowings contemplated by Section 2.05(e) during any Clean-Down Period so long as the proceeds of such Revolving Borrowings are promptly paid by the Administrative Agent to the Issuing Bank in respect of amounts outstanding under any LC Disbursement or (ii) require any reduction of the LC Exposure.

       (g) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section, provided that each prepayment of Borrowings of any Class shall be applied to prepay ABR Borrowings of such Class before any other Borrowings of such Class. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of both Classes remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between the Tranche A Term Borrowings and Tranche B Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class (a "Pro Rata Allocation"), provided that if such prepayment is a mandatory prepayment pursuant to paragraph (b), (c), (d) or (e) of this Section, any Tranche B Lender may elect, to the extent Tranche A Term Loans remain outstanding on the prepayment date, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B Term Loans pursuant to this Section, in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche B Term Borrowings but was so declined shall be applied to prepay Tranche A Term Borrowings and provided further that if such prepayment is a voluntary prepayment pursuant to paragraph (a) of this Section, the Borrower may, in its sole discretion, (i) select Term Borrowings to be prepaid so that the amount of such prepayment allocated to the Tranche A Term Borrowings is greater than the amount that would be allocated to the Tranche A Term Borrowings under a Pro Rata Allocation and (ii) elect, by prior written notice given to the Administrative Agent and the Tranche B Lenders, to afford the Tranche B Lenders the right to decline to accept such prepayment, in which case the Tranche B Lenders will be entitled to decline all or any portion of such prepayment to the same extent, and subject to the same procedures that are applicable to mandatory prepayments.

       (h) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.

Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Subject to Section 2.11(g), each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

       SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

       (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee which shall accrue at the rate of 1/4 of 1% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

       (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

       (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

       SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

       (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

       (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

       (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

       (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

       SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

              (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

              (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

       SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

              (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

              (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts (on an after-tax basis) as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

       (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts (on an after-tax basis) as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

       (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

       (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

       SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(h) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

       SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

       (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

       (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

       (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

       (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limitation of the foregoing, properly completed and executed copies of United States Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax on payments of interest to be made under this Agreement and under any note delivered to such Lender, together with (i) a certificate to the effect that such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and (ii) such other documentation prescribed by applicable law or reasonably requested by the Borrower, shall satisfy the requirements of this
Section 2.17(e) with respect to any Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code.

       SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent c/o The Loan and Agency Service Group at its offices at One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

       (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

       (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower, any Subsidiary or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

       (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate or, if such Rate is unavailable or if such Rate is insufficient to provide adequate compensation to the Administrative Agent, a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

       (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c),
then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

       SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

       (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to
Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.


                                  ARTICLE III

                         Representations and Warranties

       Each of the Initial Borrower (with respect to Sections 3.01, 3.02, 3.03, 3.06, 3.09, 3.12, 3.18 and 3.19 only and with respect to itself and not the Borrower and the Subsidiaries) and the Borrower represents and warrants to the Lenders that:

       SECTION 3.01. Organization; Powers. Each of the Initial Borrower, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

       SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Initial Loan Party are within such Initial Loan Party's corporate or partnership powers and have been duly authorized by all necessary corporate or partnership and, if required, stockholder or partner action. This Agreement has been duly executed and delivered by or on behalf of each of the Initial Borrower and the Borrower and constitutes, and each other Acquisition Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Initial Borrower, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

       SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions
(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Initial Borrower, the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) except as set forth on Schedule 3.03, will not violate or result in a default under any indenture, agreement (including any Acquisition Document) or other instrument binding upon the Initial Borrower, the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Initial Borrower, the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Initial Borrower, the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents.

       SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its balance sheet and related statements of income, partners' equity and cash flows (i) as of and for the two fiscal years ended December 31, 1996, reported on by Price Waterhouse LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 1997, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

       (b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of June 30, 1997, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Borrower to be reasonable), (ii) is based on the best information available to the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Borrower and its consolidated Subsidiaries as of June 30, 1997 as if the Transactions had occurred on such date.

       (c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, neither the Borrower nor any of the Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

       (d) Since December 31, 1996, there has been no material adverse change in the business, assets, liabilities (including contingent liabilities), operations, condition (financial or otherwise), prospects or material agreements of the Borrower and the Subsidiaries, taken as a whole.

       SECTION 3.05. Properties. (a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) the Borrower's leasehold interest in the property set forth on Schedule 3.05(a) that the Borrower or such Subsidiary occupies as a hold-over tenant.

       (b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

       (c) Schedule 3.05(c) sets forth the address of each real property that is owned or leased by the Borrower or any of the Subsidiaries as of the Effective Date after giving effect to the Transactions.

       (d) As of the Effective Date, neither the Borrower nor any of the Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

       SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Initial Borrower or the Borrower, threatened against or affecting the Initial Borrower, the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Acquisition Documents or the Transactions.

       (b) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

       SECTION 3.07. Compliance with Laws and Agreements. (a) Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

              (b) Except as set forth on Schedule 3.07, each of the Borrower and the Subsidiaries is in compliance with the laws, regulations, restrictions and ordinances of any Governmental Authority applicable to the Mortgaged Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

       SECTION 3.08. Environmental Matters. (a) Each of the Borrower and the Subsidiaries has obtained all Environmental Permits with respect to the facilities and properties owned, leased or operated by the Initial Borrower, the Borrower and the Subsidiaries (the "Properties") and the Borrower and the Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits except to the extent that such failure to obtain any Environmental Permits and noncompliance with Environmental Laws could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

       (b) There have been no Releases or to the best knowledge of any of the Borrower or the Subsidiaries, threatened Releases at, from, under or, proximate to the Properties or otherwise in connection with the operations of the Borrower or the Subsidiaries, which

Releases or threatened Releases could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

       (c) None of the Borrower or any of the Subsidiaries has received any notice of an Environmental Liability in connection with (i) the Properties,
(ii) the operations of the Borrower or the Subsidiaries or (iii) any Person whose liabilities for environmental matters, the Borrower or the Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor, to the best knowledge of the Borrower and the Subsidiaries, is any such Environmental Liability being threatened.

       (d) Hazardous Materials have not been transported, generated, treated, stored or disposed of, from, at, on or under any of the Properties in violation of, or in any manner or to a location that could give rise to liability under, any Environmental Law, except to the extent that such violations or liabilities, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

       SECTION 3.09. Investment and Holding Company Status. Neither the Initial Borrower, the Borrower nor any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

       SECTION 3.10. Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and SFG Management is, and all times has been, qualified as a partnership for Federal income tax purposes.

       SECTION 3.11. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan, based on the assumptions presently used for purposes of Statement of Financial Accounting Standards No. 87 (the "FAS 87 Assumptions" and applying in all cases the interest rate applicable as of the Effective Date), did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans based on the FAS 87 Assumptions did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans. The representations and warranties contained in this Section 3.11(a) with respect to ERISA Events involving ERISA Affiliates and with respect to Plans of ERISA Affiliates are made to the knowledge of the Borrower.

       (b) Upon the consummation of the Transactions contemplated by the Acquisition Documents, (i) the present value of all accumulated benefit obligations of all Plans based on the FAS 87 Assumptions will not exceed by more than $1,000,000 the fair market value of the assets of all such Plans and
(ii) the annual contribution obligations of the Borrower and the Subsidiaries to or in respect of such Plans will not increase by more than $500,000 for each fiscal year until December 31, 2000, over the annual contribution obligations of the Borrower and the Subsidiaries in effect immediately prior to the consummation of the Transactions (assuming, for this purpose, that (A) the fair market value of the assets transferred to the Plans upon consummation of the Transactions contemplated by the Acquisition Documents do not decrease below the fair market value of the allocable portion of the assets held under the Plans from which assets are transferred to the Plans as of June 30, 1997 and
(B) the annual investment return on the Plans' assets from and after June 30, 1997 is at least 7%). The Borrower has no knowledge of any adverse change in the fair market value of such assets since June 30, 1997.

       SECTION 3.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate, partnership or other restrictions to which the Borrower or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Initial Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Acquisition Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the time when this representation is being made or deemed made) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

       SECTION 3.13. Subsidiaries. Schedule 3.13 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

       SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid.

       SECTION 3.15. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

       SECTION 3.16. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

       SECTION 3.17. Security Documents. (a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the Collateral is delivered to the Administrative Agent and duly endorsed, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other person, other than with respect to Liens that are permitted by Section 6.02. The pledge of the Collateral will not violate any provision of the Partnership Agreement or the SFG Management Agreement, and no provision of such Agreements would by its terms restrict or limit the right of the Administrative Agent to sell, transfer or otherwise dispose of the Collateral.

       (b) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property (as defined in the Security Agreement in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous documents in the United States Patent and Trademark Office or the United States Copyright Office, as applicable)), in each case prior and superior in right to any other person, other than with respect to Liens that are permitted by Section 6.02.

       (c) When the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof).

       (d) The Mortgages are effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties' right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedules 1.01(b) and 1.01(c), the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

       SECTION 3.18. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

       (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

       SECTION 3.19. Ownership. The partners of the Borrower and the respective equity interests of such partners in the Borrower are as of the Effective Date as set forth on Schedule 3.19. The members of the General Partner and the respective equity interests of such members in the General Partner are as of the Effective Date as set forth on Schedule 3.19.

       SECTION 3.20.  Mortgaged Properties.  (a)   The Borrower and the
Subsidiaries have good and marketable title to an indefeasible fee estate in each Mortgaged Property set forth on Schedule 1.01(b), subject only to Liens permitted by Section 6.02 and the exceptions and encumbrances referred to on Schedule B to the title insurance policy being issued to insure the lien of each Mortgage. The Borrower and the Subsidiaries are lawfully seized and in possession of, and have a valid and subsisting leasehold estate in, that portion of the Mortgaged Property set forth on Schedule 1.01(c) and demised under the applicable lease, subject only to Liens permitted by Section 6.02. Such Liens, exceptions and encumbrances do not materially interfere with the current use, enjoyment or operation of the Mortgaged Properties.

       (b) Each Mortgaged Property is served by all water, gas, electric, septic, storm and sanitary sewage facilities and other utility facilities sufficient to serve the current use and operation of the Mortgaged Property and the Improvements (as defined in the Mortgage) are located within the Mortgaged Property. There is vehicular access to each Mortgaged Property that is provided by either a public right-of-way abutting and contiguous with the Land (as defined in the Mortgage) or valid recorded unsubordinated easements.

       (c) Without the written consent of the Administrative Agent, no Improvements will be materially altered or demolished or removed in whole or in part by the Borrower or any of the Subsidiaries unless such alteration, demolition or removal will not (i) materially diminish the utility of the Mortgaged Property for the operation of the business conducted by the Borrower or any of the Subsidiaries or (ii) result in a reduction of the value of the Mortgaged Property below the value immediately preceding such alteration, demolition or removal. Neither the Borrower nor any of the Subsidiaries will erect any additions to the existing Improvements or other structures on any Mortgaged Property that will materially interfere with the operations conducted thereon on the date hereof, without the written consent of the Administrative Agent. Neither the Borrower nor any of the Subsidiaries will commit or suffer waste with respect to the Mortgaged Properties. The Borrower and the Subsidiaries will maintain and operate the Mortgaged Properties in good repair, working order and condition, with the exception of reasonable wear and tear.

       SECTION 3.21. Leases. (a) Except as set forth on Schedule 3.21, there are no Leases (as defined in each Mortgage) affecting a material portion of any Mortgaged Property. Each Lease is in full force and effect, and, except as set forth on Schedule 3.21, neither the Borrower nor any of the Subsidiaries has given or received any uncured or unwaived notice of default with respect to any material obligation under any Lease.

       (b) Without the Administrative Agent's written consent, neither the Borrower nor any of the Subsidiaries will modify, amend, terminate or consent to the cancelation or surrender of any Lease or consent to an assignment of any tenant's interest in any Lease or to a subletting thereof covering a material portion of the Mortgaged Property if such modification, amendment, termination or consent would be adverse in any material respect to the interests of the Lenders, the value of the Mortgaged Property or the Lien created by the Mortgage.


                                   ARTICLE IV

                                   Conditions

       SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder (each, a "Credit Event") shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

              (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

              (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Strasburger & Price, L.L.P., counsel for the Borrower, substantially in the form of Exhibit B-1, (ii) Coudert Brothers, special counsel for the Borrower, substantially in the form of Exhibit B-2, (iii) David A. Geisler, Esq., special counsel for the Initial Borrower, substantially in the form of Exhibit B-3, (iv) each local counsel listed on Schedule 4.01, substantially in the form of Exhibit B-4, and (v) Richards, Layton & Finger, Delaware counsel for the Borrower and the General Partner, in form satisfactory to the Lenders, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Initial Loan Parties, the Acquisition Documents or the Transactions as the Required Lenders shall reasonably request. Each of the Initial Borrower and the Borrower hereby requests such counsel to deliver such opinions.

              (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (or equivalent) of each Initial Loan Party and the General Partner, the authorization of the Transactions and any other legal matters relating to the Initial Loan Parties, the Acquisition Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

              (d) The Administrative Agent shall have received, with respect to each of the Initial Borrower and the Borrower, a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each of the Initial Borrower and the Borrower, respectively, confirming compliance with the conditions set forth in Sections 4.02(a) and (b).

              (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any Initial Loan Party hereunder or under any other Loan Document.

              (f) The Administrative Agent shall have received (i) counterparts of the Pledge Agreement signed on behalf of Mr. Pete Schenkel, the General Partner, the Borrower and each Subsidiary Loan Party, (ii) stock certificates representing all the outstanding shares of capital stock of each Subsidiary owned by or on behalf of the Borrower as of the Effective Date after giving effect to the Transactions (except that stock certificates representing shares of common stock of a Foreign Subsidiary may be limited to 65% of the outstanding shares of common stock of such Foreign Subsidiary), (iii) any other relevant documentation relating to the transfer of all outstanding partnership interests in the Borrower other than those interests owned by or on behalf of Mid-Am or its subsidiaries, and (iv) stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates, interests and promissory notes, as applicable. In connection with the Pledge Agreement, each of the Borrower, the General Partner and Mr. Pete Schenkel shall have (A) acknowledged the pledge of the partnership interests in the Borrower and that the Lenders are not assuming any liability of the Borrower, the General Partner or Mr. Pete Schenkel, as the case may be, as a result thereof and (B) agreed not to amend the Partnership Agreement in any manner that could cause the Lenders to assume or incur any such liability.

              (g) The Administrative Agent shall have received counterparts of the Security Agreement signed on behalf of the Borrower and each Subsidiary Loan Party, together with the following:

                     (i) all documents and instruments, including Uniform
              Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement; and

                     (ii) a completed Perfection Certificate dated the
              Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

              (h) The Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property executed on behalf of the record owner of such Mortgaged Property, (ii) commitments to issue policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, in form and substance reasonably acceptable to the Administrative Agent, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request and
       (iii) such surveys and abstracts as may be required pursuant to such Mortgages or as the Administrative Agent or the Required Lenders may reasonably request.

              (i) The Administrative Agent shall have received (i) counterparts of the Guarantee Agreement executed on behalf of each Subsidiary Loan Party and (ii) counterparts of the Indemnity, Subrogation and Contribution Agreement executed on behalf of the Borrower and each Subsidiary Loan Party and each of the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement shall be in full force and effect.

              (j) The Administrative Agent shall have received evidence satisfactory to it that the insurance required by Section 5.07 is in effect.

              (k) The Borrower and/or SFG Capital shall have received gross cash proceeds of not less than $150,000,000 from the issuance of the Subordinated Debt in a public offering or in a Rule 144A private placement. The terms and conditions of the Subordinated Debt (including terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, events of default and remedies) shall be reasonably satisfactory in all respects to the Lenders (it being understood and agreed that the Subordinated Debt shall not mature prior to the tenth anniversary of the Effective Date).

              (l) The Lenders shall be reasonably satisfied with (i) terms of the Acquisition Documents and any waivers or amendments thereto, (ii) the partnership and legal structure and capitalization of the Borrower and the Subsidiaries after giving effect to the Transactions and (iii) all legal, tax and accounting matters relating to the Transactions.

              (m) The Lenders shall be reasonably satisfied as to the amount and nature of any Environmental Liabilities and employee health and safety exposures to which the Borrower and the Subsidiaries may be subject, and the plans of the Borrower with respect thereto, after giving effect to the Transactions and the consummation of the other transactions contemplated hereby.

              (n) The Administrative Agent shall be reasonably satisfied with the sufficiency of amounts available under this Agreement to meet the ongoing working capital requirements of the Borrower and the Subsidiaries following the Transactions and the consummation of the other transactions contemplated hereby.

              (o) All material consents and approvals required to be obtained from and all registrations and filings with any Governmental Authority or other Person in connection with the Acquisition and the other Transactions shall have been obtained or made, all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions and there shall be no action by any Governmental Authority, actual or threatened, that has a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby. The Acquisition and the Mid-Am Contribution shall have been, or substantially simultaneously with the first Credit Event shall be, consummated in accordance with the Acquisition Documents and applicable law, without any amendment to or waiver of any material terms or conditions of the Acquisition Documents not approved by the Lenders.
       The Administrative Agent shall have received executed copies of the Acquisition Documents and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as complete and correct.

              (p) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of the Effective Date, reflecting all pro forma adjustments as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders.

              (q) After giving effect to the Transactions, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred interests other than (i) Indebtedness under the Loan Documents, (ii) the New Preferred Interests, (iii) the Existing Preferred Interests, (iv) the Subordinated Debt in an aggregate principal amount not to exceed $150,000,000 and (v) other Indebtedness that is permitted under Section
       6.01. The Lenders shall be reasonably satisfied in all respects with the terms and conditions

       (including terms and conditions relating to interest or dividend rates, fees, amortization, maturity, redemption, subordination, covenants, events of default and remedies) of all Indebtedness and preferred interests that will remain outstanding after giving effect to the Transactions.

              (r) The Administrative Agent shall have received a solvency letter, in form and substance reasonably satisfactory to the Administrative Agent, from an independent evaluation firm satisfactory to the Administrative Agent, together with such other evidence reasonably requested by the Lenders, with respect to the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions and the consummation of the other transactions contemplated hereby.

              (s) The Administrative Agent shall have received a Borrowing Request executed by the Initial Borrower.

              (t) There shall have been no material adverse change in the business, assets, liabilities (including contingent liabilities), operations, condition (financial or otherwise), prospects or material agreements of the Borrower, the Subsidiaries or the Contributed Business since December 31, 1996.

              (u) The aggregate amount of fees and expenses (including underwriting discounts and commissions) payable or otherwise borne by the Borrower and the Subsidiaries in connection with the Transactions shall not exceed $17,000,000.

              (v) The Borrower shall have received net cash proceeds of not less than $45,000,000 from the Capital Contribution prior to or simultaneously with the first Credit Event.

              (w) The New Preferred Interests shall have been issued or shall be issued simultaneously with the first Credit Event in accordance with applicable law and in accordance with the Partnership Agreement.

              (x) The Lenders shall be reasonably satisfied in all respects with the terms and conditions of the New Preferred Interests and the Existing Preferred Interests.

              (y) The Meadow Gold Trademark Acquisition and the Borden Dairies Sale shall have been consummated or shall be consummated simultaneously with the first Credit Event.

              (z) The Equipment Sub-lease Documents shall have been executed or shall be executed simultaneously with the consummation of the other Transactions.

              (aa) There shall be no litigation or administrative proceeding that would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, properties, condition (financial or otherwise), prospects or material agreements of or relating to (i) the Borrower and the Subsidiaries, taken as a whole,
       (ii) the Contributed Business, or (iii) the ability of the parties to consummate the Transactions or the other transactions contemplated hereby.

              (bb) The Lenders shall be reasonably satisfied in all respects with (i) the tax position and the contingent tax and other liabilities of the Borrower, the Subsidiaries and the Contributed Business, and (ii) any tax sharing arrangements among the Borrower, the Subsidiaries or any of their respective Affiliates after giving effect to the Transactions and the other transactions contemplated hereby, and with the plans of the Borrower with respect thereto.

              (cc)  The Administrative Agent shall be reasonably satisfied that
       (i) the aggregate liability of the Borrower in respect of contributions that the PBGC may require to be made to benefit plans that relate to the Contributed Business will not exceed $5,000,000, (ii) no such contributions (or payments in respect of such contributions) will be required to be made by the Borrower prior to a date 90 days after the Effective Date and (iii) the aggregate pension underfunding (which means the excess of accumulated benefit obligations over the fair market value of assets) based on the FAS 87 Assumptions being assumed by the Borrower in connection with the acquisition of the Contributed Business by the Borrower shall not exceed a present value of $5,000,000.

              (dd) The Administrative Agent shall be reasonably satisfied with any arrangements for the retention of existing management of the Borrower and the Contributed Business after giving effect to the Transactions.

              (ee) The Administrative Agent shall have received such information, satisfactory in form and substance to the Administrative Agent, regarding the value of the real property, personal property and other assets of the Borrower, the Subsidiaries, and the Contributed Business after giving effect to the Transactions as shall be reasonably requested by the Administrative Agent.

              (ff) Substantially simultaneously with or prior to the first Credit Event, (i) the Refinanced Indebtedness shall have been prepaid or repaid in full, (ii) all commitments to lend under the Refinanced Indebtedness shall have been permanently terminated, (iii) all obligations under or relating to the Refinanced Indebtedness and all security interests related thereto shall have been discharged and (iv) the Administrative Agent shall have received satisfactory evidence of such repayment, termination and discharge.

              (gg) The Lenders shall have received (i) the audited balance sheets and related statements of income, partners' equity and cash flows of the Borrower as of and for the two fiscal years ended December 31, 1996, (ii) the audited balance sheets and related statements of income, divisional equity and cash flows of Meadow Gold Dairy Operations as of and for the two fiscal years ended December 31, 1996, (iii) the unaudited balance sheet and related statement of income, partners' equity and cash flows of the Borrower as of and for the six-month period ended June 30, 1997, and the unaudited statement of income and cash flows of the Borrower for the six-month period ended June 30, 1996, and
       (iv) the unaudited balance sheet and related statement of income, divisional equity and cash flows of Meadow Gold Dairy Operations as of and for the six-month period ended June 30, 1997, and the unaudited statement of income and cash flows of Meadow Gold Dairy Operations for the six-month period ended June 30, 1996 (and in the case of clauses
       (iii) and (iv), to the extent available, as of and for each month preceding the Effective Date since June 30, 1997), which audited and unaudited financial statements shall be in a form and scope satisfactory to the Lenders and shall not be materially inconsistent with the financial statements and forecasts previously provided to the Lenders.

              (hh) The Administrative Agent shall have received (i) a certificate of one Member of the General Partner dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the Partnership Agreement as amended and as in effect on the Effective Date, (B) that the Partnership Agreement has not been amended since the date of the last amendment thereto and (C) as to the incumbency and specimen signature of each Member of the General Partner executing this Agreement or any other document delivered in connection herewith on behalf of the Borrower; (ii) a certificate of another Member as to the incumbency and specimen signature of the Members executing the certificate pursuant to clause (i) above; and (iii) such other documents as any of the Administrative Agent, Lenders or counsel for the Administrative Agent may reasonably request.

              (ii) The Administrative Agent shall have received a duly executed copy of the SFG Management Agreement, and the provisions of such agreement shall be reasonably satisfactory in all respects to the Lenders.

              (jj) The Administrative Agent shall have received a duly executed copy of the Certificate of Registration of Pledge in form satisfactory to the Administrative Agent.

              (kk) The Administrative Agent shall have received a duly executed copy of a letter agreement by the Initial Borrower to the Lenders relating to the prohibition of the creation of Liens on its partnership interests in the Borrower.

The Administrative Agent shall notify the Initial Borrower, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on September 18, 1997 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

       SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

              (a) The representations and warranties of the Initial Borrower (with respect to the first Credit Event only) and each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

              (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Initial Borrower (with respect to the first Credit Event only) and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.


                                   ARTICLE V

                             Affirmative Covenants

       Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Initial Borrower (with respect to Sections 5.11 and 5.13 only) and the Borrower covenants and agrees with the Lenders that:

       SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

              (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, partners' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Price Waterhouse LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

              (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, partners' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

              (c) within 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Borrower, its consolidated balance sheet and related statements of income, partners' equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

              (d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12, 6.13, 6.14, 6.15, 6.16 and 6.17 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower's audited financial statements referred to in Section
       3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

              (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

              (f) at least 30 days prior to the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected income and cash flow as of the end of and for such fiscal year) and, promptly when available, any significant revisions of such budget;

              (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its partners generally, as the case may be;

              (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Acquisition Document, as the Administrative Agent or any Lender may reasonably request;

              (i) within 90 days after the end of each fiscal year, a statement prepared by independent public accountants of recognized national standing, or such other Person approved by the Administrative Agent, setting forth the computation of any Permitted Tax Distributions made during such fiscal year, including distributions (or repayments) for adjustments to Permitted Tax Distributions made during previous years; and

              (j) within 90 days after the end of each fiscal year, copies of the Borrower's filed income tax returns for such fiscal year (and any amendments to any previously filed income tax returns that were filed during such fiscal year) or, if the Borrower has not filed such tax returns with the applicable Governmental Authorities within 90 days after the end of the applicable fiscal year, copies of the Borrower's filed requests for an extension to file its income tax return accompanied by a statement setting forth the computation, based on the Borrower's then good faith estimates, of the Borrower's taxable income for such fiscal year, and the Borrower shall then furnish to the Administrative Agent and each Lender copies of such tax returns no more than five days after the Borrower has filed such tax returns with the applicable Governmental Authorities.

       SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

              (a) the occurrence of any Default;

              (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof or the General Partner that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

              (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $500,000; and

              (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

       SECTION 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party's corporate or partnership name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's identity or corporate or partnership structure or (iv) in any Loan Party's Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

       (b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

       SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

       SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

       SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

       SECTION 5.07. Insurance. (a) The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies (i) insurance (including insurance against claims and liabilities arising out of the manufacture or distribution of any products) with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as are customarily maintained by companies in the same or similar business operating in the same or similar locations and (ii) such other insurance as may be required by law.

       (b) Fire and extended coverage policies (and any policies required to be maintained pursuant to paragraph (c) below) maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders' loss payable clause (regarding personal property), in each case in favor of the Administrative Agent or its designee, (ii) a provision to the effect that neither the Borrower, the Administrative Agent nor any other party shall be a coinsurer and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Lenders. Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured. Business interruption policies shall name the

Administrative Agent as loss payee. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than 10 days' prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 30 days' prior written notice thereof by the insurer to the Administrative Agent. The Borrower shall deliver to the Administrative Agent, prior to the cancelation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

       (c) If at any time the area in which any Mortgaged Property is located is designated (i) "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

       SECTION 5.08. Casualty and Condemnation. (a) The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to or any commencement of action or proceeding under power of eminent domain, condemnation or similar proceeding for the taking of (i) any portion of any Collateral (excluding any property, improvements or assets included in the definition of the term "Mortgaged Property") or (ii) any portion of Mortgaged Property.

       (b) If any event described in Section 5.08(a)(i) results in Net Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise), the Administrative Agent is authorized to collect such Net Proceeds and, if received by the Borrower or any Subsidiary, such Net Proceeds shall be paid over to the Administrative Agent, provided that (i) if the aggregate Net Proceeds in respect of such event (other than proceeds of business interruption insurance, if any) are less than $2,000,000, such Net Proceeds shall be paid over to the Borrower unless a Default has occurred and is continuing and (ii) all proceeds of business interruption insurance, if any, shall be paid over to the Borrower unless a Default has occurred and is continuing. Any Net Proceeds paid over to the Administrative Agent as provided in this paragraph shall be applied to prepay Term Borrowings as provided in Section 2.11(b).

       (c) If any event described in Section 5.08(a)(ii) results in Net Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise), all such Net Proceeds retained by or paid over to the Administrative Agent shall be applied by the Administrative Agent to the payment of the cost of restoring or replacing the Mortgaged Property so damaged, destroyed or taken or the cost of the portion or portions of the Mortgaged Property not so taken (the "Work"), and such Net Proceeds shall be paid over from time to time to the Borrower or the applicable Subsidiary, as the case may be, as and to the extent that the Work (or the location and acquisition of any replacement of the Mortgaged Property) progresses for the payment thereof, subject to each of the following conditions:

              (i) the Borrower or such Subsidiary, as applicable, must promptly commence the restoration process or the location, acquisition and replacement process in connection with the Mortgaged Property;

              (ii) the Work shall be in the charge of an independent architect or engineer, and before the commencement of any Work, other than temporary work to protect property or prevent interference with business, the Administrative Agent shall have received the plans, specifications and general contract for the Work from the Borrower or such Subsidiary, as applicable. The plans and specifications shall provide that, upon completion of such Work, the improvements shall (A) be in compliance with all requirements of applicable Governmental Authorities and (B) be at least equal in value and general utility to the improvements that were on such Mortgaged Property (or that were on the Mortgaged Property that has been replaced, if applicable) prior to the casualty or condemnation, and in the case of a condemnation, subject to the effect of such condemnation;

              (iii) except as provided in clause (iv) below, each request for payment shall be made upon seven days' prior notice to the Administrative Agent and shall be accompanied by a certificate of such architect or engineer, certifying that (A) all the completed Work has been performed in substantial compliance with the plans, specifications and general contract and (B) the sum requested is justly required to reimburse the Borrower or such Subsidiary, as applicable, for payments to, or is justly due to, the contractor, subcontractors, materialmen, laborers, engineers, architects or other persons providing services or materials for the Work (providing a brief description of such services or materials, as applicable) and, when added to all sums previously paid out by the Administrative Agent, does not exceed the value of the Work done to the date of such certificate;

              (iv) each request for payment in connection with the acquisition of a replacement Mortgaged Property shall be made upon 30 days' prior notice to the Administrative Agent and, in connection therewith, (A) each such request shall be accompanied by a copy of the sales contract or other document governing the acquisition of the replacement property by the Borrower or such Subsidiary, as applicable, and a certificate of the Borrower or such Subsidiary, as applicable, stating that the sum requested represents the sales price under such contract or document and the related reasonable transaction fees and expenses (including brokerage fees) and setting forth in sufficient detail the various components of such requested sum and (B) the Borrower or such Subsidiary, as applicable, shall (I) in addition to any other items required to be delivered under this Section, provide the Administrative Agent with such opinions, documents, certificates, surveys, title insurance policies and other insurance policies as it may reasonably request and (II) take such other actions as the Administrative Agent may reasonably deem necessary or appropriate (including actions with respect to the delivery to the Administrative Agent of a first priority Mortgage with respect to such real property);

              (v) upon the request of the Administrative Agent, the Borrower or such Subsidiary, as applicable, shall provide the Administrative Agent with (A) waivers of lien satisfactory to the Administrative Agent covering that part of the Work for which payment or reimbursement is being requested and (B) if required by the Administrative Agent, a search prepared by a title company or licensed abstractor or other evidence satisfactory to the Administrative Agent that there has not been filed with respect to such Mortgaged Property any mechanics' or other lien or instrument for the retention of title in respect of any part of the Work not discharged of record or bonded to the reasonable satisfaction of the Administrative Agent;

              (vi) there shall be no Default or Event of Default that has occurred and is continuing;

              (vii) the request for any payment after the Work has been completed shall be accompanied by a copy of any certificate or certificates required by law to render the occupancy of the improvements being rebuilt, repaired or restored legal; and

              (viii) after commencing the Work, the Borrower or such Subsidiary, as applicable, shall continue to perform the Work diligently and in good faith to completion in accordance with the approved plans, specifications and general contract, provided that nothing in this paragraph (c) shall prevent the Administrative Agent from applying at any time all or any part of the Net Proceeds received in an event described in Section 5.08(a)(ii) to (i) the curing of any Event of Default or (ii) the payment of any of the obligations outstanding under this Agreement after the occurrence and during the continuance of an Event of Default. If any Net Proceeds paid over to or retained by the Administrative Agent as provided in this paragraph continue to be held on the date that is 365 days after the receipt of such Net Proceeds, then such Net Proceeds shall be applied to prepay Term Borrowings as provided in Section 2.11(b).

       SECTION 5.09. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

       SECTION 5.10. Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including Environmental Laws and Environmental Permits, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

       SECTION 5.11. Use of Proceeds and Letters of Credit. The Initial Borrower will use the proceeds of the Term Loans, together with a portion of the proceeds of the Revolving Loans, to be made on the Effective Date only for the purposes set forth in the preamble to this

Agreement. The Borrower will use the proceeds of the Revolving Loans (other than the Revolving Loans referred to in the immediately preceding sentence), and will request the issuance of Letters of Credit, only for the purposes set forth in the preamble to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.

       SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will notify the Administrative Agent and the Lenders thereof and (a) if such Subsidiary is a Subsidiary Loan Party, the Borrower will cause such Subsidiary to become a party to the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and each applicable Security Document in the manner provided therein within three Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary's assets to secure the Obligations as the Administrative Agent or the Required Lenders shall reasonably request and (b) if any shares of capital stock or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrower will cause such shares and promissory notes evidencing such Indebtedness to be pledged pursuant to the Pledge Agreement within three Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary, shares of common stock of such Subsidiary to be pledged pursuant to the Pledge Agreement may be limited to 65% of the outstanding shares of common stock of such Subsidiary).

       SECTION 5.13. Further Assurances. (a) Each of the Initial Borrower and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Initial Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

       (b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

       (c) On or before each date set forth opposite the applicable Mortgaged Property on Schedule 5.13, (i) the Borrower will execute, or will cause to be executed, a Mortgage and a title insurance policy, as applicable, with respect to each Mortgaged Property set forth on

Schedule 5.13 and (ii) the Administrative Agent shall have received (A) originals or copies, certified or otherwise identified to the satisfaction of the Administrative Agent, of each such title insurance policy, (B) counterparts of each such Mortgage duly executed on behalf of the record owner of the applicable Mortgaged Property, and (C) such as-built surveys and abstracts with respect to such Mortgaged Property as may be required pursuant to each such title insurance policy or Mortgage, in each case, in form and substance satisfactory to the Administrative Agent.

       (d) As soon as practicable following the Effective Date, the Borrower shall cause an environmental consultant to obtain supplemental environmental quality samples (the scope of such sampling shall be reasonably satisfactory to the Administrative Agent) from the Borrower's Delta, Colorado facility and the Borrower shall submit the written results of such samples to the Administrative Agent as soon as practicable thereafter, but in no event later than November 1, 1997. The scope of such supplemental sampling shall be to provide to the Administrative Agent information necessary to determine whether the properties located at 124 West 4th Street, Delta, Colorado and 441 Palmer Street, Delta, Colorado shall become subject to Liens under the Security Documents.

       SECTION 5.14. Interest Rate Protection. As promptly as practicable, and in any event within 60 days after the Effective Date, the Borrower will enter into with one or more Lenders, and thereafter for a period of not less than three years will maintain in effect, one or more interest rate protection agreements on such terms as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least 15% of the outstanding Term Loans.

       SECTION 5.15. Concentration and Disbursement Accounts. As promptly as practicable but in any event within 90 days after the Effective Date, the Borrower shall arrange and thereafter maintain with a financial institution that is a Lender one or more accounts to be used by the Borrower and the Subsidiaries as their principal concentration and disbursement accounts and shall not, and shall not permit any Subsidiary to, maintain any bank accounts with respect to its material business or operations with any person that is not, a Lender.

       SECTION 5.16. Maintenance of Registration of Pledge. The Borrower shall maintain evidence, reasonably satisfactory to the Administrative Agent, of the registration of the security interests in the Pledged Interests (as defined in the Pledge Agreement) in favor of the Collateral Agent for the ratable benefit of the Secured Parties until the security interests in such Pledged Interests shall have been terminated or released in accordance with the terms of the Pledge Agreement.

                                   ARTICLE VI

                               Negative Covenants

       Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

       SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

              (i) Indebtedness created under the Loan Documents;

              (ii) the Subordinated Debt;

              (iii) Indebtedness existing on the date hereof and set forth on
       Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

              (iv) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

              (v) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

              (vi) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $10,000,000 at any time outstanding;

              (vii) Indebtedness of any Person that becomes a Subsidiary after the date hereof, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause
       (vii) shall not exceed $5,000,000 at any time outstanding;

              (viii) Indebtedness of the Borrower created under Hedging Agreements entered into pursuant to Section 5.14 and permitted under
       Section 6.07;

              (ix) other unsecured Indebtedness in addition to that permitted by clauses (i) through (viii) above in an aggregate principal amount not exceeding $10,000,000 at any time outstanding, provided that the aggregate principal amount of Indebtedness of the

       Borrower's Subsidiaries permitted by this clause (ix) shall not exceed $5,000,000 at any time outstanding; and

              (x) extensions, renewals or refinancings of Indebtedness under clause (ii) above so long as (A) such Indebtedness ("Refinancing Indebtedness") is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (B) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being extended, renewed or refinanced, (C) the interest rate applicable to such Refinancing Indebtedness is a market interest rate (as determined in good faith by the management of each of the Borrower or SFG Capital, as the case may be, as of the time of such extension, renewal or refinancing), (D) such Refinancing Indebtedness is subordinated to the Obligations to the same extent as the Indebtedness being extended, renewed or refinanced and (E) at the time and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall have occurred and be continuing.

       (b) The Borrower will not, and will not permit any Subsidiary to, issue any preferred partner interest or preferred stock, as the case may be, or be or become (except to the extent permitted by Section 6.08) liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any partnership interest or shares of capital stock of the Borrower or any Subsidiary, as the case may be, or any option, warrant or other right to acquire any such partnership interest or shares of capital stock other than the issuance of the New Preferred Interests and any Series E Preferred Capital Interests.

       SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

              (a) Liens created under the Loan Documents;

              (b) Permitted Encumbrances;

              (c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 6.02, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that are permitted under
       Section 6.01 and do not increase the outstanding principal amount thereof;

              (d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that
       (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that are permitted under
       Section 6.01 and do not increase the outstanding principal amount thereof;

              (e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, provided that (i) such security interests secure Indebtedness permitted by clause (vi) of
       Section 6.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and

              (f) Liens (other than those permitted by clauses (a) through (e) above) securing liabilities permitted hereunder in an aggregate amount not exceeding $5,000,000 at any time outstanding.

       SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary may merge into any Subsidiary Loan Party in a transaction in which the surviving entity is a Subsidiary Loan Party, (iii) any Subsidiary that is not a Loan Party may merge into any Subsidiary that is not a Loan Party and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

       (b) The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

       SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

              (a) the acquisition of the Contributed Business, the Meadow Gold Trademark Acquisition and other purchases and acquisitions contemplated by the Acquisition Documents;

              (b) Permitted Investments;

              (c) investments existing on the date hereof and set forth on
       Schedule 6.04, to the extent such investments would not be permitted under any other clause of this Section;

              (d) investments by the Borrower in the capital stock of the Subsidiaries, provided that (i) any such shares of capital stock shall be pledged pursuant to the Pledge Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in
       Section 5.12) and (ii) the amount of investments by the Borrower in Subsidiaries that are not Loan Parties shall not exceed $2,500,000 in the aggregate at any time outstanding;

              (e) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Pledge Agreement and (ii) the amount of all such loans and advances by Loan Parties to Subsidiaries that are not Loan Parties shall not exceed $2,500,000 in the aggregate at any time outstanding;

              (f) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the amount of Indebtedness that is (i) outstanding with respect to Subsidiaries that are not Loan Parties and (ii) Guaranteed by any Loan Party shall not exceed $2,500,000 in the aggregate at any time outstanding;

              (g) Hedging Agreements permitted under Section 6.07;

              (h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

              (i) the acquisition of assets from, or capital stock or other equity interests in, any Person in connection with a Permitted Acquisition for an aggregate consideration of not more than $10,000,000 for any one Permitted Acquisition and not more than $40,000,000 for all Permitted Acquisitions during the term of this Agreement; and

              (j) investments (other than those permitted by clauses (a) through (i) above) in an aggregate amount not to exceed $5,000,000 at any time outstanding.

       SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including capital stock or partnership or other ownership interests, nor will the Borrower permit any of the Subsidiaries to issue any additional shares of its capital stock or partnership or other ownership interests in such Subsidiary, except:

              (a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

              (b) sales, transfers and dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09; and

              (c) sales, transfers and dispositions of assets (other than capital stock or partnership or other ownership interests of a Subsidiary) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed $5,000,000 during any fiscal year of the Borrower, provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value and, in the case of sales, transfers, leases and other dispositions in excess of $2,000,000, shall be for consideration at least 50% of which is cash.

       SECTION 6.06. Sale and Lease-Back Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that the Borrower and the Subsidiaries may enter into any such transaction to the extent the Capital Lease Obligation and Liens associated therewith would be permitted by Sections 6.01(a)(vi) and 6.02(e).

       SECTION 6.07. Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than
(a) Hedging Agreements required by Section 5.14 and (b) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

       SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.
(a) The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (ii) the Borrower may make distributions in kind, in lieu of cash, in accordance with the terms of the Partnership Agreement, with respect to each series of the New Preferred Interests, the Existing Preferred Interests and the Series E Preferred Capital Interests, (iii) the Borrower may make cash distributions (provided that such distributions will be treated, for the purposes of Sections 6.13, 6.14 and 6.16, as cash interest expenses for the four-fiscal-quarter period ended immediately prior to the date of the applicable distribution) with respect to (A) the initial $15,000,000 in stated value of the Series D Preferred Capital Interests held by Mid-Am Capital, provided that as of the end of the fiscal quarter ended immediately prior to such distributions and after giving pro forma effect to such distributions, the Consolidated Interest Expense Coverage Ratio shall be greater than 2.25 to 1.00 and (B) the remainder of the Series D Preferred Capital Interests (including preferred limited partnership interests issued after the Effective Date with respect to the Series D Preferred Capital Interests issued prior to such date), provided that, as of the end of the fiscal quarter ended immediately prior to such distributions and after giving pro forma effect to such distributions, the Consolidated Interest Expense Coverage Ratio shall be greater than 2.40 to 1.00, and (iv) the Borrower may make Permitted Tax Distributions.

       (b) The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

              (i) payment of Indebtedness created under the Loan Documents;

              (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Debt prohibited by the subordination provisions thereof; and

              (iii) refinancings of Indebtedness to the extent permitted by
       Section 6.01.

       SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, provided that, in the case of arrangements for the purchase or sale of milk or other dairy products from an Affiliate in the ordinary course of business, such arrangements, purchases and sales will be considered in the aggregate, (b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08 and (d) the Borrower may pay fees under the SFG Management Agreement incurred in connection with the payment of
(i) franchise taxes and other fees required by the General Partner to maintain its existence as a limited liability company or corporation, as the case may be, and (ii) the operating costs of the General Partner that are attributable to the governance of the Borrower in an aggregate amount of up to $100,000 per fiscal year.

       SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Subordinated Debt Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule
6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) paragraph (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) paragraph (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

       SECTION 6.11. Amendment of Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (a) any Subordinated Debt Document, (b) its certificate of incorporation, by-laws or other organizational documents, (c) the Partnership Agreement or (d) any of the Acquisition Documents, if any such amendment, modification or waiver could reasonably be expected to result in a Material Adverse Effect.

       SECTION 6.12. Capital Expenditures. The Borrower will not permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year to exceed the lesser of (a) $35,000,000 and (b) the sum of (i) the amount (the "Base Amount") set forth below opposite such fiscal year and (ii) the excess of (A) the unused amount of permitted Capital Expenditures for the immediately preceding fiscal year over (B) an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year.

                                                   Base
              Fiscal Year                         Amount
              -----------                         ------
                 1997                             $24,000,000
                 1998                             $29,000,000
                 1999                             $30,000,000
                 2000                             $30,500,000
                 2001                             $31,500,000
                 2002                             $32,000,000
                 2003                             $33,000,000
                 2004                             $33,500,000
                 2005                             $34,500,000
                 2006                             $35,000,000

       SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio for any four-fiscal-quarter period ending during any period set forth below to be in excess of the ratio set forth below opposite such period:

              Period                              Ratio
              ------                              -----
              December 31, 1997                   6.00 to 1.00

              March 31, 1998                      5.90 to 1.00
              June 30, 1998                       5.80 to 1.00
              September 30, 1998                  5.70 to 1.00
              December 31, 1998                   5.60 to 1.00

              March 31, 1999                      5.60 to 1.00
              June 30, 1999                       5.50 to 1.00
              September 30, 1999                  5.40 to 1.00
              December 31, 1999                   5.30 to 1.00

              March 31, 2000                      5.20 to 1.00
              June 30, 2000                       5.10 to 1.00
              September 30, 2000                  5.00 to 1.00
              December 31, 2000                   4.80 to 1.00

              March 31, 2001                      4.70 to 1.00
              June 30, 2001                       4.60 to 1.00
              September 30, 2001                  4.50 to 1.00
              December 31, 2001                   4.30 to 1.00

              March 31, 2002                      4.20 to 1.00
              June 30, 2002                       4.10 to 1.00
              September 30, 2002                  4.00 to 1.00
              December 31, 2002                   3.90 to 1.00

              March 31, 2003                      3.80 to 1.00
              June 30, 2003                       3.70 to 1.00
              September 30, 2003                  3.50 to 1.00
              December 31, 2003                   3.50 to 1.00

              March 31, 2004                      3.50 to 1.00
              June 30, 2004                       3.50 to 1.00
              September 30, 2004                  3.50 to 1.00
              December 31, 2004                   3.50 to 1.00

              March 31, 2005                      3.50 to 1.00
              June 30, 2005                       3.50 to 1.00
              September 30, 2005                  3.50 to 1.00
              December 31, 2005                   3.50 to 1.00

              March 31, 2006                      3.50 to 1.00
              June 30, 2006                       3.50 to 1.00
              September 30, 2006                  3.50 to 1.00
              December 31, 2006                   3.50 to 1.00

       SECTION 6.14. Consolidated Interest Expense Coverage Ratio. The Borrower will not permit the Consolidated Interest Expense Coverage Ratio for any four-fiscal-quarter period ending during any period set forth below to be less than the ratio set forth below opposite such period:

              Period                              Ratio
              ------                              -----
              December 31, 1997                   1.70 to 1.00

              March 31, 1998                      1.70 to 1.00
              June 30, 1998                       1.70 to 1.00
              September 30, 1998                  1.70 to 1.00
              December 31, 1998                   1.70 to 1.00

              March 31, 1999                      1.70 to 1.00
              June 30, 1999                       1.70 to 1.00
              September 30, 1999                  1.80 to 1.00
              December 31, 1999                   1.80 to 1.00

              March 31, 2000                      1.80 to 1.00
              June 30, 2000                       1.90 to 1.00
              September 30, 2000                  1.90 to 1.00
              December 31, 2000                   2.00 to 1.00

              March 31, 2001                      2.00 to 1.00
              June 30, 2001                       2.00 to 1.00
              September 30, 2001                  2.10 to 1.00
              December 31, 2001                   2.10 to 1.00

              March 31, 2002                      2.20 to 1.00
              June 30, 2002                       2.20 to 1.00
              September 30, 2002                  2.30 to 1.00
              December 31, 2002                   2.30 to 1.00

              March 31, 2003                      2.50 to 1.00
              June 30, 2003                       2.50 to 1.00
              September 30, 2003                  2.50 to 1.00
              December 31, 2003                   2.50 to 1.00

              March 31, 2004                      2.75 to 1.00
              June 30, 2004                       2.75 to 1.00
              September 30, 2004                  2.75 to 1.00
              December 31, 2004                   2.75 to 1.00

              March 31, 2005                      3.00 to 1.00
              June 30, 2005                       3.00 to 1.00
              September 30, 2005                  3.00 to 1.00
              December 31, 2005                   3.00 to 1.00

              March 31, 2006                      3.00 to 1.00
              June 30, 2006                       3.00 to 1.00
              September 30, 2006                  3.00 to 1.00
              December 31, 2006                   3.00 to 1.00

       SECTION 6.15. Current Ratio. The Borrower will not permit on the last day of any fiscal quarter the ratio of (a) Consolidated Current Assets to (b) Consolidated Current Liabilities to be less than 0.85 to 1.00.

       SECTION 6.16. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending on December 31, March 31, June 30 and September 30 of any year, beginning on December 31, 1997, to be less than 1.00 to 1.00.

       SECTION 6.17 Consolidated Partner Equity. The Borrower will not permit Consolidated Partner Equity as of the end of each fiscal year (beginning with the fiscal year ended December 31, 1997) to be less than the Minimum Consolidated Partner Equity. The "Minimum Consolidated Partner Equity" as of the end of each fiscal year shall be the sum, without duplication, of (a) the Initial Amount, (b) 50% of Consolidated Net Income for such fiscal year for which Consolidated Net Income is a positive number, (c) 100% of the Net Proceeds of any primary offering of equity securities consummated by the Borrower or any of the Subsidiaries received in such fiscal year and (d) 100% of any capital contribution made to the Borrower in such fiscal year by any partner. The "Initial Amount" for the fiscal year ended December 31, 1997 shall be $132,000,000, and for each fiscal year thereafter shall be an amount equal to the Minimum Consolidated Partner Equity for the fiscal year prior to such fiscal year.

       SECTION 6.18. Take or Pay Contracts. The Borrower will not, and will not permit any of the Subsidiaries to, enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrower or such Subsidiary regardless of whether or not such materials, supplies, other properties or services are delivered or furnished to it.

       SECTION 6.19. Partnership Elections. Neither the Borrower nor the General Partner will at any time in the future file an election to be treated as a corporation for Federal income tax purposes.

                                  ARTICLE VII

                               Events of Default

       If any of the following events ("Events of Default") shall occur:

              (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

              (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause
       (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

              (c) any representation or warranty made or deemed made by or on behalf of the Initial Borrower, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

              (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or 5.04 (with respect to the existence of the Borrower) or in Article VI or the Initial Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.11;

              (e) any Initial Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

              (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

              (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that is permitted by Section 6.01 and that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

              (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

              (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

              (j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

              (k) one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

              (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding
       (i) $500,000 in any year or (ii) $1,000,000 for all periods;

              (m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other party thereto not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except
       (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement;

              (n) the Borrower or any holder of a partnership interest in the Borrower shall create, or shall permit any of its subsidiaries (as applicable) to create, or enter into any agreement to create (i) any Lien on or security interest in, or any pledge of, partnership interests in the Borrower other than to secure the obligations of the Borrower under the Loan Documents or (ii) any prohibition of or restriction in any way on the creation or assumption of any Lien on or security interest in, or any pledge of, partnership interests in the Borrower, including any such Lien, security interest or pledge to secure the obligations of the Borrower under the Loan Documents;

              (o) (i) any Loan Document shall, at any time, cease to be in full force and effect (unless released by the Administrative Agent, at the direction of the Required Lenders or as otherwise permitted under this Agreement) or shall be declared null and void, or the validity or enforceability in any material respect thereof shall be contested by any Loan Party or (ii) any Lien purported to be created under any Security Document shall cease to be a valid and perfected Lien on any material amount of Collateral or shall be asserted by any Loan Party not to be a valid and perfected Lien on any Collateral, in each case with the priority required by the applicable Security Document, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (B) as a result of the Administrative Agent's failure to timely file any required continuation statements or to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement; or

              (p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                  ARTICLE VIII

                            The Administrative Agent

       Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent (including as the Collateral Agent (as defined in the Security Agreement) under the Security Documents) and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

       The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Initial Borrower, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

       The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and
(c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Initial Borrower, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Loan Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (d) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in
Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

       The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and, as between the Administrative Agent and the other Lenders, shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

       The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. Each of the Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

       Subject to the appointment and acceptance of a successor to the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

       Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE IX

                                 Miscellaneous

       SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

              (a) if to the Borrower, to it at 3114 South Haskell, Dallas, Texas 75223, Attention of Mr. Pat Ford (Telecopy No. (214) 821-1686);

              (b) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to The Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Janet Belden (Telecopy No. (212) 552-5658), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of William Murray (Telecopy No. (212) 344-0246); and

              (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

       SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

       (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of the term "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or any substantial part of the Collateral from the Liens of the Security Documents, without the written consent of each Lender,
(viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class or (ix) change the rights of the Tranche B Lenders to decline mandatory prepayments as provided in Section 2.11, without the written consent of Tranche B Lenders holding a majority of the outstanding Tranche B Loans, and provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (ii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Tranche A Lenders and Tranche B Lenders), the Tranche A Lenders (but not the Revolving Lenders and Tranche B Lenders) or the Tranche B Lenders (but not the Revolving Lenders and Tranche A Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders.

       SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including documentary taxes associated with this Agreement and the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or

Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

       (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Acquisition Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Acquisition Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, under or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee's Affiliates).

       (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

       (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

       (e) All amounts due under this Section shall be payable promptly after written demand therefor.

       SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that, except as provided in Section 2.01, neither the Initial Borrower nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

       (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate of, or an Approved Fund with respect to, a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of, or an Approved Fund with respect to, a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

       (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

       (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

       (e) Any Lender may, without the consent of the Initial Borrower, the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Initial Borrower, the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

       (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of
Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

       (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

       SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Initial Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

       SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Document and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

       SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

       SECTION 9.08. Right of Setoff. If an Event of Default specified in clause (a), (b), (h) or (i) of Article VII shall have occurred and be continuing or if the Loans shall have been declared due and payable, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

       SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

       (b) Each of the Initial Borrower and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Initial Borrower, the Borrower or its properties in the courts of any jurisdiction.

       (c) Each of the Initial Borrower and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph
(b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

       (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

       SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

       SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

       SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors or to any other Person employed or retained by such Lender who is engaged by such Lender in evaluating, approving, structuring or administering the Loans and who are subject to this Section (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender's investment portfolio in connection with ratings issued with respect to such Lender, (h) with the consent of the Borrower or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower, provided that the Administrative Agent, the Issuing Bank or the applicable Lender to whom such Information becomes available did not have actual knowledge that the party making such Information available was subject to a confidentiality agreement, if any, with the Borrower with respect to such Information. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

       SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

       SECTION 9.14. Waiver of Defenses. To the fullest extent permitted by applicable law, (a) the obligations of the Borrower hereunder shall not be reduced, limited, impaired, discharged or otherwise affected (i) if any representation or warranty made or deemed made by or on behalf of the Initial Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any respect when made or deemed made, (ii) if the Initial Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document or any amendment or modification thereof or waiver thereunder, (iii) by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Initial Borrower under the provisions of the Credit Agreement, any other Loan Document or otherwise, (iv) by any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, any other Loan Document or any other agreement or (v) by any other act or omission of the Initial Borrower, the Administrative Agent or any Lender that may or might in any manner or to any extent operate as a reduction, limitation, impairment, discharge or have any other effect on the obligations of the Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of the Obligations) and (b) the Borrower waives any right to require that any resort be had by the Administrative Agent or any Lender to the assets of the Initial Borrower for the repayment of the Obligations.


       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              MID-AMERICA DAIRYMEN, INC.,

                              by      /s/ GERALD L. BOS
                                     -----------------------------------------
                                     Name: Gerald L. Bos
                                     Title: Corporate Vice President - Finance


                              SOUTHERN FOODS GROUP, L.P.,

                                by  SFG Management Limited Liability,
                                    its sole General Partner,


                                     by  /s/ PATRICK K. FORD
                                        --------------------------------------
                                        Name: Patrick K. Ford
                                        Title: Assistant Secretary

                              THE CHASE MANHATTAN BANK,

                              by
                                     /s/ ROBERT ANASTASIO
                                     -----------------------------------------
                                     Name:  Robert Anastasio
                                     Title: Vice President